Exhibit 10.1

____________________________________________________________________________

STOCK PURCHASE AGREEMENT

BY AND AMONG

DIVERSIFIED TECHNICAL SYSTEMS, INC.,

THE SELLERS LISTED ON SCHEDULE 1.01,

THE GUARANTORS LISTED ON SCHEDULE 1.02,

TIMOTHY J. KIPPEN, SOLELY IN HIS CAPACITY AS THE REPRESENTATIVE

AND

VISHAY PRECISION GROUP, INC.

JUNE 1, 2021

____________________________________________________________________________

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9.10 Specific Performance	62
9.11 Arm’s Length Negotiations; Drafting	62
9.12 Confidentiality; Publicity	62
9.13 Severability	62
9.14 Designation of the Representative	62
9.15 Legal Representation	65

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EXHIBITS
Exhibit A        Working Capital Illustration

SCHEDULES

Schedule 1.01        Sellers
Schedule 1.02        Guarantors
Schedule 2.03(g)    Director and Officer Resignations
Schedule 2.03(o)    Spousal Consents
Schedule 7.02(a)(vi)    Indemnification Matters
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STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement (this “Agreement”) is entered into as of June 1, 2021, by and among Vishay Precision Group, Inc., a Delaware corporation (the “Buyer”), Diversified Technical Systems, Inc., a California corporation (the “Company”), the Persons listed on Schedule 1.01 (each individually a “Seller” and collectively, the “Sellers”), the Persons listed on Schedule 1.02 (each, individually a “Guarantor” and collectively, the “Guarantors”), and Timothy J. Kippen, an individual resident of California, not individually but solely in his capacity as the representative of the Sellers and the Guarantors (the “Representative”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in Section 8.01 of this Agreement. Buyer, the Company, the Sellers and the Guarantors are referred to collectively herein as the “Parties” and individually as a “Party.”
PRELIMINARY STATEMENTS
Sellers in the aggregate own all of the issued and outstanding equity securities of the Company. Each Seller desires to sell to Buyer the number of shares of Company Stock (as hereinafter defined) indicated opposite such Seller’s name on Schedule 1.01, which, in the aggregate, are all of the issued and outstanding equity securities of the Company, and Buyer desires to purchase from Sellers all (but not less than all) of the Company Stock, upon the terms set forth in this Agreement.
Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of the Buyer to enter into this Agreement, each of the individuals set forth on Schedule 2.03(l) is executing and delivering a Restrictive Covenant Agreement (as hereinafter defined).
AGREEMENT
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are conclusively acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
THE TRANSACTION
1.01    Basic Transaction. In accordance with the terms and upon the conditions of this Agreement, at the Closing, each Seller shall sell, transfer, assign, convey and deliver to Buyer all right, title and interest in and to all of such Seller’s shares of Company Stock, free and clear of all Liens and Restrictions.
1.02    Consideration. The purchase price for the Company Stock shall be an amount equal to the Base Purchase Price, subject to adjustment as provided in this Article I. The Base Purchase Price, the Estimated Cash Payment, the Cash Payment and any other amount to be received by the Sellers pursuant to this Agreement will be allocated by the Representative among the Sellers in accordance with their Pro Rata Percentage.

1.03    Estimated Cash Payment. Not less than three (3) Business Days prior to the Closing Date, the Company delivered to Buyer its good faith estimate of the Cash Amount, the Funded Debt, the Transaction Expenses Amount, the Working Capital Surplus, if any, the Working Capital Deficit, if any, and, based on such estimates, an estimate of the Cash Payment (the “Estimated Cash Payment”).
1.04    Payments.
(a)    Closing Payments. At the Closing, Buyer shall:
(i)    pay the amount of all Funded Debt, if any, pursuant to the directions in the payoff letters delivered by the Company to Buyer pursuant to Section 2.03(e);
(ii)    pay the Transaction Expenses Amount pursuant to the directions in the invoices delivered by the Company or the Sellers to Buyer pursuant to Section 2.03(f);
(iii)    pay the Escrow Amount to the escrow account established pursuant to the terms and conditions of the Escrow Agreement;
(iv)    pay the Holdback Amount to the Representative; and
(v)    pay to each Seller, an amount equal to one third of the sum of Estimated Cash Payment minus the Escrow Amount.
(b)    Cash Payment Adjustment. Within five (5) Business Days after the Cash Payment becomes final and binding in accordance with Section 1.05:
(i)    if the Cash Payment exceeds the Estimated Cash Payment, then such excess shall be paid in cash by Buyer to the Representative, for further distribution to the Sellers, and Buyer and the Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the amount in the Adjustment Escrow Fund to the Representative, for further distribution to the Sellers; or
(ii)    if the Estimated Cash Payment exceeds the Cash Payment, then Buyer and the Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the amount of such excess from the Adjustment Escrow Fund to Buyer, and (x) if such excess is less than the Adjustment Escrow Amount, Buyer and the Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release to the Representative (for further distribution to the Sellers) the remaining amounts held in the Adjustment Escrow Fund, or (y) if such excess is greater than the Adjustment Escrow Amount, Sellers shall, jointly and severally, be obligated to pay to Buyer, the difference between such excess and the Adjustment Escrow Amount.
(c)    Payments. All payments to the Sellers or the Representative pursuant to this Section 1.04 shall be made by wire transfer of immediately available funds to an account or accounts designated by the Representative in writing. All payments to Buyer pursuant to Section 1.04(b)(ii) shall be made by wire transfer of immediately available funds to an account designated by Buyer in writing.

1.05    Cash Payment Determination. Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to the Representative (a) a statement setting forth Buyer’s good faith calculation of (i) the Working Capital and the Working Capital Surplus or Working Capital Deficit, if any, (ii) the Cash Amount, (iii) the amount of Funded Debt, (iv) the Transaction Expense Amount, and (v) based on the amounts set forth in clauses (i) through (iv), the Cash Payment (the “Closing Statement”) and (b) all records and work papers reasonably necessary to compute and verify the information set forth in the Closing Statement. The Closing Statement shall be prepared by Buyer in accordance with the Accounting Methodologies. After delivery of the Closing Statement, the Representative and its accountants shall be permitted to make reasonable inquiries of Buyer and its accountants regarding questions concerning or disagreements with the Closing Statement arising in the course of their review thereof. If the Representative has any objections to the Closing Statement, then the Representative shall deliver to Buyer a statement (an “Objection Statement”) setting forth its disputes or objections (the “Objection Disputes”) to the Closing Statement and, to the extent practical, the Representative’s proposed resolution of each such Objection Dispute. If an Objection Statement is not delivered to Buyer within thirty (30) days after delivery of the Closing Statement, then the Closing Statement as originally delivered by Buyer shall be final, binding and non-appealable by the Parties. If an Objection Statement is timely delivered, then Buyer and the Representative shall negotiate in good faith to resolve any Objection Disputes, but if they do not reach a final resolution within thirty (30) days after the delivery of the Objection Statement, the Representative and Buyer shall submit each unresolved Objection Dispute to Grant Thornton LLP (the “Independent Auditor”) to resolve such Objection Disputes. The Independent Auditor shall be instructed to set forth a procedure to provide for prompt resolution of any unresolved Objection Disputes and, in any event, to make its determination in respect of such Objection Disputes within thirty (30) days following its retention. The Independent Auditor shall be instructed to review only those amounts and items that are in dispute and shall not be permitted to review any items or amounts that are not in dispute. The Independent Auditor shall make its determination based solely on written documents submitted by the Representative and Buyer and their respective representatives. The Independent Auditor’s determination of such Objection Disputes shall be deemed to be an arbitration award and be final and binding upon the Parties and non-appealable; provided, however, that no such determination with respect to any item reflected in the Objection Statement shall be any more favorable to Buyer than is set forth in the Closing Statement or any more favorable to the Representative than is proposed in the Objection Statement. The fees, costs and expenses of the Independent Auditor shall be borne by the Representative, on the one hand, and Buyer, on the other hand, based on the inverse of the percentage of the amounts that the Independent Auditor determines in such Party’s favor bears to the aggregate amount of the total items in dispute as originally submitted to Independent Auditor. For example, should the aggregate items in dispute total $1,000 and the Independent Auditor awards $600 in favor of the Representative’s position, sixty percent (60%) of the costs of its review would be borne by Buyer and forty percent (40%) of the costs would be borne by the Representative. The final Closing Statement, however determined pursuant to this Section 1.05, will produce the Working Capital Surplus or Working Capital Deficit, if any, the Cash Amount, the Funded Debt and the Transaction Expenses Amount, in each case to be used to determine the final Cash Payment. The process set forth in this Section 1.05 shall be the exclusive remedy of the Parties for any disputes related to items actually reflected on the Closing Statement or actually included in the calculation of Working Capital, the Working Capital Surplus or Working Capital Deficit, if any, the Cash Amount, the amount of Funded Debt or the Transaction Expenses Amount.

1.06    Withholding. Buyer or any other applicable withholding agent shall be entitled to deduct and withhold from the amount paid to a Seller or the Representative pursuant to this Agreement the amounts required to be deducted and withheld under the Code, or any provision of Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld and paid to the appropriate taxing or other Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.
ARTICLE II
THE CLOSING; TRANSFER OF COMPANY STOCK; CLOSING DELIVERIES
2.01    Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures, commencing at 10:00 a.m. Pacific Time on the date hereof (the “Closing Date”). All transactions contemplated herein to occur on and as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as of 12:01 a.m. Pacific on the Closing Date.
2.02    Closing Actions. At the Closing, (a) Buyer shall make the payments referred to in Section 1.04(a) and deliver the various certificates, instruments and documents referred to in Section 2.04, and (b) the Company and the Sellers shall deliver the stock certificates representing each of the shares of Company Stock endorsed in blank and accompanied by stock powers executed in blank, and the various certificates, instruments and documents referred to in Section 2.03.
2.03    Company and Seller Deliveries. At the Closing, the Company and the Sellers, as applicable, are delivering to Buyer each of the following:
(a)    the Books and Records, including all minute books, stock books, stock transfer ledgers, employment records, financial and accounting records and files, if not already located on the premises of the Company;
(b)    a non-foreign affidavit from each Seller dated as of the Closing Date, sworn under penalty of perjury, stating that each Seller is not a “foreign person” as defined in Section 1445 of the Code;
(c)    an IRS Form W-9, completed and duly executed by each Seller;
(d)    a certificate dated as of the Closing Date and signed on its behalf by its secretary to the effect that: (i) the copy of the articles of incorporation of the Company, certified by the Secretary of State of California and attached to the certificate, is true and complete; (ii) the copy of the Company’s by-laws, with all amendments thereto (together with the articles of incorporation of the Company, the “Organizational Documents”), attached to the certificate, is true and complete; (iii) the Company is in good standing in all jurisdictions in which the failure to be in good standing would have a Material Adverse Effect on the Company, with good standing certificates with respect to the Company in such jurisdictions certified by the Secretaries of State or other appropriate officials and attached to the certificate, dated within ten days of the Closing Date; and (iv) attached to the certificate are certified copies of the resolutions or written consent duly adopted by the Company’s board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;
(e)    all payoff and release letters from the holders of the Funded Debt that (i) reflect the amounts required in order to pay in full all such Funded Debt outstanding as of the Closing, and (ii) provide that, upon payment in full of the amounts indicated, all Liens with respect to the assets of the Company shall be terminated and of no further force and effect, together with UCC-3 termination statements with respect to the financing statements filed against the assets of the Company by the holders of such Liens;
(f)    invoices or other supporting documentation evidencing the Transaction Expenses Amount;
(g)    the resignations, effective as of the Closing, of each officer and director of the Company set forth on Schedule 2.03(g);
(h)    a copy of the Escrow Agreement, duly executed by the Company;
(i)    a copy of the Employment Agreements, duly executed by each Guarantor;
(j)    copies of each consent, waiver, authorization and approval identified on Section 4.06 of the Disclosure Schedule;
(k)    evidence that all of the Affiliate Agreements have been terminated, and all payments thereunder made, with no continuing liability thereunder to Buyer, the Company or any of their respective Affiliates;
(l)    a copy of a Restrictive Covenant Agreement, duly executed by each individual set forth on Schedule 2.03(l) (collectively, the “Restrictive Covenant Agreements”);
(m)    evidence that, at least one day prior to the Closing Date, the Company’s Board of Directors adopted resolutions to terminate, effective at least one day prior to the Closing Date, any defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code;
(n)    evidence that the Company has purchased a tail policy for the individuals who were officers, directors or managers of the Company prior to Closing providing coverage for a six (6) year period commencing on the Closing Date with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing (the “Tail Policy”); and
(o)    spousal consents, duly executed by each of the Persons listed on Schedule 2.03(o).
2.04    Buyer Deliveries. At the Closing, Buyer is delivering to the Representative each of the following:
(a)    certified copies of the resolutions duly adopted by the board of directors (or its equivalent governing body) of Buyer authorizing the execution, delivery, and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;

(b)    confirmation that the R&W Insurance Policy has been bound;
(c)    a copy of the Escrow Agreement, duly executed by Buyer and the Escrow Agent; and
(d)    copies of the Employment Agreements, duly executed by the Company by an officer duly authorized by the Buyer.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER, SELLERS AND GUARANTORS
3.01    Representations and Warranties of Buyer. Buyer represents and warrants to the Company and the Sellers that:
(a)    Status. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.
(b)    Power and Authority. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. All acts or proceedings required to be taken by Buyer to authorize the execution and delivery of this Agreement and the Ancillary Documents to which it is party and the performance of Buyer’s obligations hereunder and thereunder have been properly taken.
(c)    Enforceability. This Agreement and the Ancillary Documents to which Buyer is party have been duly authorized, executed and delivered by Buyer and, assuming the due and valid authorization, execution and delivery of this Agreement and the Ancillary Documents by the Sellers and the Company, as applicable, this Agreement and the Ancillary Documents to which Buyer is party constitute the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting or relating to creditors’ rights generally and general equitable principles (the “Bankruptcy and Equity Exceptions”).
(d)    No Violations; Consents and Approvals. The execution and delivery of this Agreement and the Ancillary Documents to which Buyer is party by Buyer, and the consummation by it of the transactions contemplated hereby and thereby will not (i) violate any provision of the organizational documents of Buyer, (ii) violate any Law applicable to, binding upon or enforceable against Buyer or any permit held by Buyer, (iii) result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of payment under or the right to terminate, amend, modify, abandon or accelerate, any Contract to which Buyer is a party or bound, or (iv) require the consent or approval of or notice to any Governmental Authority; except, in the case of clauses (ii) through (iv), for violations, breaches, defaults, events or required consents that in the aggregate would not reasonably be expected to materially hinder or impair the consummation of the transactions contemplated hereby.
(e)    Brokers. Except for OEM Capital Corp. and Hamilton Grant LLC, Buyer has not retained a broker, finder, investment banking firm or financial advisor to act on its behalf in connection with the transactions contemplated by this Agreement or the Ancillary Documents to which it is party, and no other Person is or will be entitled to receive any broker’s, finder’s, investment banker’s, financial adviser’s or similar fee in connection with this Agreement or the Ancillary Documents to which Buyer is party or any of the transactions contemplated hereby or thereunder based upon arrangements made by or on behalf of Buyer or its Affiliates.
(f)    Due Diligence. Buyer has completed such investigations of the Company as it deems necessary and appropriate in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.
(g)    Investment Representation. Buyer is acquiring the Company Stock for its own account with the present intention of holding the Company Stock for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal or state securities Laws. Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act.
(h)    Litigation. There are no Proceedings pending or, to the Buyer’s Knowledge, threatened in writing against Buyer, at law or in equity, that (i) challenges or seeks to enjoin, delay or obtain damages in respect of this Agreement or the transactions contemplated hereby, or (ii) which would reasonably be expected to affect the legality, validity or enforceability of this Agreement or the Ancillary Documents to which Buyer is party, Buyer’s performance of this Agreement or the Ancillary Documents to which Buyer is party or the consummation of the transactions contemplated by this Agreement or the Ancillary Documents to which Buyer is party.
(i)    Acknowledgement and Representations by Buyer. Buyer acknowledges and agrees that it has been furnished with or given access to such documents and information about the Company and its business and operations. In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis and the representations and warranties of Sellers and the Company set forth in Section 3.02 and Article IV and the applicable Ancillary Documents, and Buyer acknowledges that, other than as set forth in Section 3.02 and Article IV and the applicable Ancillary Documents, none of the Company, the Sellers, the Guarantors, or Representative or any of their respective directors, managers, officers, employees, Affiliates, stockholders, partners, members, agents or representatives makes or has made any representation or warranty, either express or implied, with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company heretofore or hereafter delivered to or made available to Buyer or any of its respective agents, representatives, lenders or Affiliates, including but not limited to any presentations of the business of the Company made by management. Notwithstanding the foregoing provisions of this Section 3.01(i), nothing in this Section 3.01(i) shall be deemed to limit any Person’s liability in the case of Fraud.

3.02    Representations and Warranties of Sellers and Guarantors. Each Seller and each Guarantor represents and warrants to Buyer that:
(a)    Status. If such Seller is a corporation, limited partnership, limited liability company, or entity, such Seller, is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation. If the Seller is a trust, the trust is validly existing pursuant to the Laws of its jurisdiction of formation.
(b)    Power and Authority. Such Seller, if an entity, has all requisite power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. All acts or proceedings required to be taken by such Seller, if an entity, to authorize the execution and delivery of this Agreement and the Ancillary Documents to which it is party and the performance of such Seller’s obligations hereunder and thereunder have been properly taken. Such Seller and such Guarantor, if an individual, has legal capacity and full power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is party and to perform his or her obligations hereunder and thereunder.
(c)    Enforceability. This Agreement and the Ancillary Documents to which such Seller is party has been duly authorized, executed and delivered by such Seller, if an entity. Assuming the due and valid authorization, execution and delivery of this Agreement and each applicable Ancillary Document by Buyer and the Company, this Agreement and each Ancillary Document to which such Seller and such Guarantor is party constitutes the legal, valid and binding obligation of such Seller and such Guarantor, enforceable against such Seller and such Guarantor in accordance with its terms, except as enforceability may be limited by the Bankruptcy and Equity Exceptions.
(d)    No Violations; Consents and Approvals. Except as set forth on Section 3.02(d) of the Disclosure Schedule, the execution and delivery of this Agreement and each Ancillary Document to which such Seller and such Guarantor is party by such Seller and such Guarantor, and the consummation by such Seller and such Guarantor of the transactions contemplated hereby and thereby will not (i) violate any provision of the organizational documents of such Seller, if an entity, (ii) violate any Law applicable to, binding upon or enforceable against such Seller or such Guarantor or any permit held by such Seller or such Guarantor, (iii) result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of payment under or the right to terminate, amend, modify, abandon or accelerate, any Contract to which such Seller or such Guarantor is a party or bound, (iv) result in the creation or imposition of any Lien upon any of the shares of Company Stock owned by such Seller, or (v) require the consent or approval of or notice to any Governmental Authority.
(e)    Brokers. Neither such Seller, such Guarantor nor any of their respective Affiliates has retained a broker, finder, investment banking firm or financial advisor to act on its behalf in connection with the transactions contemplated by this Agreement or the Ancillary Documents to which such Seller or such Guarantor is party, and no other Person is or will be entitled to receive any broker’s, finder’s, investment banker’s, financial adviser’s or similar fee in connection with this Agreement or the Ancillary Documents to which such Seller or such

Guarantor is party or any of the transactions contemplated hereby or thereby based upon arrangements made by or on behalf of such Seller or its Affiliates.
(f)    Company Stock. Such Seller holds of record and owns beneficially the number of shares of Company Stock set forth next to his, her or its name in Schedule 1.01, free and clear of any Liens and Restrictions. All of such Seller’s Company Stock is and was, at the time of its issuance, duly authorized and validly issued and is fully paid and non-assessable, and was issued in compliance with all applicable state and federal securities Laws and not in violation of any preemptive or similar rights. Except as set forth on Section 3.02(f) of the Disclosure Schedule, such Seller is not a party to any option, warrant, purchase right or other Contract that could require such Seller, to sell, transfer or otherwise dispose of any shares of Company Stock (other than this Agreement). Except as set forth on Section 3.02(f) of the Disclosure Schedule, Seller is not a party to any voting trust, proxy or other Contract with respect to the voting of any shares of Company Stock. Upon the sale, transfer, assignment, conveyance and delivery of the shares of Company Stock by such Seller as provided in this Agreement, Seller will convey to Buyer good, marketable and exclusive title to such Seller’s shares of Company Stock.
(g)    Litigation. There are no Proceedings pending or, to such Seller’s Knowledge, threatened in writing against such Seller or the shares of Company Stock owned by such Seller, at law or in equity, that (i) challenges or seeks to enjoin, delay or obtain damages in respect of this Agreement or the transactions contemplated hereby, or (ii) which would reasonably be expected to affect the legality, validity or enforceability of this Agreement or the Ancillary Documents to which such Seller or such Guarantor is party, such Seller’s or such Guarantor’s performance of this Agreement or the Ancillary Documents to which such Seller or such Guarantor is party or the consummation of the transactions contemplated by this Agreement or the Ancillary Documents to which such Seller or such Guarantor is party.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to Buyer that:
4.01    Corporate Status. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of California. The Company has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now being conducted. The Company is legally qualified to transact business and is in good standing (to the extent such concept is applicable) as a foreign corporation in all jurisdictions where the nature of its properties and the conduct of its business as now conducted require such qualification, which jurisdictions are set forth on Section 4.01 of the Disclosure Schedule, except where the failure to be so qualified would not have a Material Adverse Effect. Notwithstanding the immediately foregoing sentence, the Company is registered and qualified to conduct business and maintains a valid and proper branch office in the Empire of Japan in accordance with Article 818 of the Companies Act of Japan. True and complete copies of the Organizational Documents of the Company, as currently in effect, have been made available to Buyer. The Company is not currently in violation in any material respect of any terms of its Organizational Documents.

4.02    Power and Authority. The Company has all corporate power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. All corporate acts or proceedings required to be taken by the Company to authorize the execution and delivery of this Agreement and the Ancillary Documents to which it is party and the performance of the Company’s obligations hereunder and thereunder have been properly taken.
4.03    Enforceability. This Agreement and the Ancillary Documents to which the Company is party have been duly authorized, executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement and the Ancillary Documents to which the Company is party by Sellers and Buyer, this Agreement and the Ancillary Documents to which the Company is party constitute the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as enforceability may be limited by the Bankruptcy and Equity Exceptions.
4.04    Capitalization; Stock Ownership. Section 4.04 of the Disclosure Schedule sets forth (a) the number of authorized shares of each class of the Company’s capital stock and (b) the number of issued and outstanding shares of each class of the Company’s capital stock, and the holders thereof. The Company Stock is all of the issued and outstanding equity securities of the Company. All of the Company Stock is and was, at the time of its issuance, duly authorized and validly issued and is fully paid and non-assessable, and was issued in compliance with all applicable state and federal securities Laws and not in violation of any preemptive or similar rights. There are no outstanding rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other Contracts that require or could require the Company to issue or sell any shares of its capital stock (or securities convertible into or exchangeable for shares of its capital stock) or Restrictions on the Company’s capital stock. The Company is not and may not be obligated to redeem or otherwise acquire any of its outstanding shares of capital stock. There are no voting trusts, proxies or other similar agreements or understandings to which the Company or any of the Sellers are a party with respect to the voting of Company Stock. There are no restrictions on the transfer of any Company Stock or other ownership interest in the Company, other than those set forth in the articles of incorporation of the Company or arising from federal and state securities Laws, and, other than the articles of incorporation of the Company and this Agreement, there are no Contracts respecting the Company Stock.
4.05    Subsidiaries. The Company does not have, and has never had, any Subsidiaries.
4.06    No Violation; Consents and Approvals. Except as set forth on Section 4.06 of the Disclosure Schedule, the execution and delivery of this Agreement and the Ancillary Documents to which the Company is party by the Company and the consummation by it of the transactions contemplated hereby and thereby will not (a) violate any provision of the Organizational Documents, (b) violate any Law applicable to, binding upon or enforceable against the Company, (c) result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of payment under or the right to terminate, amend, modify, abandon or accelerate, any Contract, (d) result in the creation or imposition of any Lien upon any of the property or material of the

Company or the Company Stock or (e) require the consent or approval of or notice to any Governmental Authority.
4.07    Financial Statements.
(a)    Attached as Section 4.07(a) of the Disclosure Schedule are copies of (i) the audited balance sheet and related statements of income, retained earnings and cash flows of the Company as of and for the fiscal years ended December 31, 2018, and December 31, 2020 (the “Year-End Audited Financial Statements”), (ii) the unaudited balance sheet and related statements of income, retained earnings and cash flows of the Company as of and for the fiscal years ended December 31, 2019 (the “2019 Financial Statements”), and (iii) the unaudited balance sheet and related statements of income and cash flows of the Company as of and for the four month period ending April 30, 2021 (the “Interim Financial Statements” and collectively with the 2019 Financial Statements and the Year-End Audited Financial Statements, the “Financial Statements”).
(b)    The Financial Statements are true, complete and correct, and fairly and accurately present in all material respects the financial position and assets and liabilities of the Company at each of the balance sheet dates and the results of operations and cash flows for each of the periods covered thereby. The Financial Statements have been prepared in accordance with the Accounting Methodology, from the books and records of the Company, except that the Interim Financial Statements do not reflect year-end adjustments, which will not be material, individually or in the aggregate, and do not contain footnote disclosures and other presentation items, and represent bona fide transactions of the Company.
(c)    The Company has established, maintains and complies with a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions of the Company are executed in accordance with management’s general or specific authorizations and fairly reflect such authorizations, (ii) except for those non-conformities with GAAP set forth on Section 4.07(c) of the Disclosure Schedule, transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (iii) access to material assets of the Company is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has not had any significant deficiencies or material weaknesses in the design or operation of Company’s internal controls which would materially adversely affect the Company’s ability to record, process, summarize and report financial data. The Company has not received any written complaint or allegation regarding deficient accounting practices, procedures or methods of the Company or its internal accounting controls. No employee, agent or Affiliate of the Company has (x) circumvented the internal accounting controls of the Company, (y) intentionally falsified any of the books, records or accounts of the Company or (z) intentionally made false or misleading statements to, or attempted to coerce or fraudulently influence, an accountant in connection with any audit, review or examination of the Financial Statements.
(d)    The Accounts Receivable reflected in the balance sheet included in the Interim Financial Statements, and all Accounts Receivable arising since April 30, 2021, represent valid and bona fide claims against debtors for sales, services performed or other charges arising in the Ordinary Course of Business and the Company has not received written notice of and, to the Knowledge of the Company, is not subject to, dispute, contest, set-off or counterclaim. All reserves for the collection of such accounts receivable shown on the balance sheet included in the Interim Financial Statements or arising since April 30, 2021 were calculated in accordance with the Accounting Methodology.
(e)    All raw materials, work in process, supplies, products held for sale and all other inventory, materials and supplies owned or used in connection with the business of the Company (“Inventory”) reflected in the balance sheet included in the Interim Financial Statements, and all Inventory acquired since April 30, 2021, consist of a quality and quantity that is adequate (but not excessive), saleable or otherwise usable in the Ordinary Course of Business and of good and merchantable quality and free from any material defect or other material deficiency, except for obsolete items, all of which have been written off or written down to net realizable value on the balance sheet included in the Interim Financial Statements or on the accounting records of the Company as of the Closing Date. All Inventory of the Company, whether or not reflected in the Financial Statements, is owned by the Company free and clear of all Liens (other than Permitted Liens). All Inventory acquired by the Company since April 30, 2021 were purchased in the Ordinary Course of Business, and no items of the Company’s Inventory are held on a consignment basis.
(f)    The Company does not have any liability of any nature, except (i) liabilities that are accrued or reserved against in the Financial Statements, (ii) liabilities which have arisen since April 30, 2021 that were incurred in the Ordinary Course of Business that, individually or in the aggregate, are not material, and none of which is a liability for breach of Contract, tort, infringement, violation of Law, misappropriation or a claim, or (iii) liabilities disclosed on Section 4.07(f) of the Disclosure Schedule. The Company does not have any “off-balance sheet arrangements” (as such term is defined in Item 303(a)(4) of Regulation S-K promulgated under the Securities Exchange Act of 1934) and do not have any commitment to become a party to such an arrangement.
4.08    Absence of Certain Developments. Except as set forth on Section 4.08 of the Disclosure Schedule, since December 31, 2020:
(a)    the business of the Company has been conducted in the Ordinary Course of Business;
(b)    there has not occurred any Material Adverse Effect or any change or event, individually or in the aggregate, that could reasonably be expected to result in a Material Adverse Effect;
(c)    the Company has not sold, transferred, leased, mortgaged, pledged or otherwise subjected to any Lien (other than Permitted Liens) any material assets or properties (tangible or intangible) or any portion of their assets or property (tangible or intangible), taken as a whole outside of the Ordinary Course of Business;
(d)    the Company has not entered into any Contract or other obligation to make an acquisition or disposition (whether by merger, acquisition of stock or assets, or otherwise) of any business or line of business;

(e)    there has not been any change in the Organizational Documents;
(f)    there has been no (i) election made or action taken to change the status of the Company (as a corporation, partnership or disregarded entity) for federal, state or local income Tax purposes, (ii) settlement or compromise of any Tax claim or liability, (iii) change in any method of accounting or annual accounting period for Tax purposes, (iv) surrender of any claim for a refund of Taxes or (v) waiver or extension of the statute of limitations in respect of any Tax or entered into any Contract with any Governmental Authority;
(g)    there has not been any damage, destruction, theft or loss, whether or not covered by insurance, with respect to the property and assets of the Company having a replacement cost of more than $50,000 in the aggregate;
(h)    the Company has not changed or agreed to change the compensation payable or to become payable by it to any of the Company’s employees whose base salary is in excess of $50,000 as such is set out in Section 4.13(a) of the Disclosure Schedule, or agreed to change the compensation, coverage or benefits available under any Plan other than (x) January 2021 raises that have been disclosed to Buyer and reflected on Section 4.13(a) of the Disclosure Schedule, (y) changes associated with the open enrollment of employee benefits currently scheduled for May 2021, and (z) changes agreed upon by Buyer herein, or otherwise in writing, and resulting from the transactions contemplated hereby;
(i)    the Company has not entered into, terminated, adopted or amended in any material respect any employment, change in control or severance agreement or any other Plan, except as required by applicable Law;
(j)    there has not been any change by the Company in its accounting or Tax reporting methods, principles or policies;
(k)    there has not been any change in the Company’s accounting policies, procedures or methodologies;
(l)    there has been no change or modification in any manner of the Company’s existing credit, collection and payment policies, procedures and practices with respect to Accounts Receivable and accounts payable, respectively, including acceleration of collections of Accounts Receivable except in the Ordinary Course of Business, failure to make or delay in making collections of Accounts Receivable (whether or not past due), acceleration of payment of accounts payable or failure to pay or delay in payment of accounts payable;
(m)    there has not been any incurrence of any borrowings or Funded Debt other than borrowings or Funded Debt incurred in the Ordinary Course of Business;
(n)    there has not been any deferral of any commitment for capital expenditures over $10,000.00, individually, or failure to make any capital expenditures over $10,000.00, individually, that would have been made in the Ordinary Course of Business;
(o)    there has not been any waiver or release of any material right or claim of the Company or incurrence of any material modifications, amendments or terminations of any Material Contract;

(p)    the Company has not removed or transferred any material amount of or type of assets used in the operation of its business, except in the Ordinary Course of Business;
(q)    the Company has not engaged in any promotional sales, deferred revenue or discount activity with any customers with the intent of accelerating any sales that would otherwise be expected to occur following the Closing, including the timing of renewal of maintenance Contracts outside of the Ordinary Course of Business;
(r)    the Company has not changed any pricing, sales, receivables or payables practices outside of the Ordinary Course of Business;
(s)    the Company has not engaged in any practice with the intent of accelerating collections outside of routine collections calls in the Ordinary Course of Business; and
(t)    the Company has not agreed or otherwise become legally obligated to do any of the foregoing.
4.09    Litigation. Except as set forth on the Section 4.09 of the Disclosure Schedule, (a) there are no, and, since January 1, 2018, there have been no, Proceedings pending or threatened in writing against the Company, its assets or properties or its business, at law or in equity and (b) since January 1, 2018, none of the Company, its assets or properties or its business have been subject to any judgment, order or decree of any Governmental Authority. To the Knowledge of the Company, no event has occurred or circumstance exists that could reasonably be expected to give rise to, or serve as the basis for, any Proceeding against the Company, its assets or properties or its business. There are no unsatisfied judgments, penalties or awards affecting the Company, its assets or properties or its business.
4.10    Environmental Matters. Except as set forth on Section 4.10 of the Disclosure Schedule:
(a)    the Company is and, since January 1, 2018 has been, in material compliance with all Environmental Laws and Permits required under Environmental Laws;
(b)    the Company possesses, and since January 1, 2018 has possessed, all material Permits required under Environmental Laws which are required for or necessary to the operation of the Company’s business and there are no Proceedings pending, threatened in writing or to the Knowledge of the Company, otherwise threatened, relating to the suspension, revocation or modification of any Permits required under Environmental Laws;
(c)    the Company has not, since January 1, 2018, received any written notice of a material violation of Environmental Laws or any material liability arising under Environmental Laws or any investigation, remediation or corrective obligation, relating to the Company or its facilities, the subject of which is unresolved;
(d)    there is no action, suit, enforcement action or other Proceeding, including any investigation, cleanup, removal, response activity, remediation, or corrective action obligation, any financial commitment or obligation, or any indemnification obligation owed to any third party, relating to any property or structure currently or formerly owned, operated, leased, or occupied by the Company or for any offsite disposal location pending against the Company related to an actual or alleged material violation of Environmental Laws or Environmental Permits or a material liability arising under Environmental Laws;
(e)    the Company has not released, disposed, discarded or dumped material quantities or concentrations of Hazardous Substances on the Leased Real Property or any other property currently or formerly owned, operated, leased, or occupied by the Company in material violation of Environmental Laws or that would reasonably be expected to result in material liability under Environmental Laws nor, to the Knowledge of the Company, are there any Hazardous Substances in, on, under, emanating from, or migrating onto any portion of any property or structure currently or formerly owned, leased, or occupied by the Company;
(f)    with respect to any property or structure currently or formerly owned, leased or occupied by the Company, the Company has not generated, handled, stored, recycled, treated, stored, transported, sent, arranged for disposal or treatment, arranged with a transporter for transport for disposal or treatment, transported, or accepted for transport any Hazardous Substance at or to a facility, site or location, which, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., (“CERCLA”) or any similar state Law has been placed or is proposed to be placed, on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any state or regional equivalent list of known or suspected contaminated sites;
(g)    the Company has made available to Buyer copies of all environmental reports and audits pertaining to the Leased Real Property as well as (i) any documents related to the Release of Hazardous Substances, (ii) any documents related to any notice of violation or potential liability related to Hazardous Substances or arising under Environmental Laws, (iii) any documents related to required Environmental Permits and (iv) any documents related to any Environmental Claims pending or threatened against the Company that are within the Company’s possession or control;
(h)    the Company has not agreed to indemnify or hold harmless or assume any actual or potential liability under any Environmental Laws of any other Person;
(i)    neither this Agreement nor the Ancillary Documents to which the Company is party nor the consummation of the transactions contemplated hereby or thereby will result in any obligations for site investigation or cleanup, or notification to or consent of any Governmental Authority or any other Person, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental Laws;
(j)    (i) the Leased Real Property and other tangible properties owned or operated by the Company are free of asbestos, (ii) no products manufactured, sold, serviced, repaired or otherwise handled currently or in the past by the Company contain or have contained asbestos, and (iii) no workers’ compensation claims have been filed by any current or former employees or contractors of the Company and no other claims or actions have been threatened or asserted by any employee, customer, or other individual related to alleged exposure to asbestos in any products manufactured, sold, serviced, repaired or otherwise handled currently or in the past by the Company.

4.11    Title to Properties; Adequacy of Assets.
(a)    The Company has valid title to, or a valid leasehold interest in (or other right to use), all of the tangible personal property shown to be owned by the Company on the Interim Financial Statements, free and clear of all Liens, except for Permitted Liens or assets disposed of in the Ordinary Course of Business since the date of the Interim Financial Statements.
(b)    The rights, assets and property owned or leased by the Company (i) include all rights, assets and property currently held for use or used in the current operation of the business of the Company by the Company, (ii) are necessary and sufficient to conduct the operations of such business as currently conducted and as conducted since January 1, 2019, and (iii) are in good operating condition and repair, ordinary wear and tear and normal repairs and replacements excepted and are adequate and suitable for use in the Ordinary Course of Business. There are no rights, assets or properties used in or held for use for, the operation of the business of the Company by the Company that are owned by any Person other than the Company that will not be leased or licensed to Buyer or the Company under valid, current leases or license arrangements following the Closing.
4.12    Compliance with Laws. The Company is, and since January 1, 2018 has been, in material compliance with all applicable Laws. Since January 1, 2018, the Company has not been cited, fined or otherwise notified in writing of any actual, alleged or potential violation of, or failure to comply with, any term or requirement of any Law applicable to the Company. To the Knowledge of the Company, since January 1, 2018, no event has occurred or circumstance has existed that could reasonably be expected to give rise to, or serve as the basis for, a claim of any such failure to so comply.
4.13    Labor and Employment Matters.
(a)    Section 4.13(a) of the Disclosure Schedule sets forth a list of all current employees of the Company with the following information: name, job title, hire date, compensation (including hourly rate for non-exempt employees, salary for exempt employees, and any bonus, commission or other incentive compensation), FLSA exemption, full-time/part-time status, active/inactive status (and if inactive, start date of leave and expected return to work date), and work location (city, state).
(b)    Section 4.13(b) of the Disclosure Schedule sets forth a list of all independent contractors who currently provide services to the Company, or who provided services to the Company in 2020 or 2021, with the following information: name, start date of services, term of services, description of services, compensation arrangement, location of services (state), and whether the relationship is governed by a written Contract.
(c)    Except as set forth on Section 4.13(c) of the Disclosure Schedule, (i) the Company has not been a party to or bound by any collective bargaining agreement, (ii) to the Knowledge of the Company, there has not been any effort by any labor union to organize any employees of the Company, (iii) since January 1, 2018, the Company has not experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute and none are pending or, to the Knowledge of the Company, threatened in writing, (iv) since January 1, 2018, the Company has not committed any unfair labor practice, (v) there is no

Proceeding pending or, to the Knowledge of the Company, threatened, in any forum by or on behalf of any present or former employee of the Company, any applicant for employment or involving the Company’s labor or employment practices, nor have there been any such Proceedings since January 1, 2018. To the Knowledge of the Company, no executive officer or group of key employees has any plans to terminate his, her or their employment with the Company as a result of the transactions contemplated hereby or otherwise.
(d)    The Company is, and since January 1, 2018, has been, in material compliance with all applicable Laws pertaining to labor and employment and employment practices, including equal employment opportunity, wage and hour, immigration, classification of independent contractors, exemption classification, occupational safety and health, the Worker Adjustment and Retraining Notification Act, and any similar state or local law. All current and former employees of the Company have been classified correctly under the Fair Labor Standards Act, and any current or former employee of the Company who is or should be classified as non-exempt has been paid overtime for any overtime hours worked. All independent contractors who have provided services to the Company have been classified properly as non-employees under all applicable Laws.
(e)    (i) The Company has not hired any employee or retained any independent contractor in violation of any restrictive covenant, non-compete agreement, non-solicitation agreement or confidentiality agreement to which such employee or independent contractor is a party; and (ii) no Person has made an allegation or asserted a claim that the Company has hired any employee or retained any independent contractor in violation of any such restrictive covenant, non-compete agreement, non-solicitation agreement or confidentiality agreement.
(f)    The Company has fully and accurately completed I-9 forms for each current and former employee and has retained those forms in accordance with applicable Law. All of the Company’s current and former employees that work in the United States or are otherwise required by applicable law to be authorized to work in the United States are or were, as applicable, authorized to work in the United States.
4.14    Employee Benefit Plans.
(a)    Section 4.14(a) of the Disclosure Schedule sets forth a list of each “employee benefit plan,” as defined in Section 3(3) of ERISA and all other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, equity derivative or other equity, phantom equity, employment, severance, salary continuation, termination, change-of-control, health, life, disability, group insurance, vacation, fringe benefit plan, program, contract, or arrangement, in each case (i) maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any current or former employee, director, officer or independent contractor of the Company or (ii) under which the Company or any ERISA Affiliate has or may have any liability, contingent or otherwise (collectively, the “Plans”).
(b)    Each of the Plans that is intended to be qualified under Section 401(a) of the Code has received either a favorable determination letter from the Internal Revenue Service or is a prototype plan that has received a favorable notification letter from the Internal Revenue

Service. There are no facts or circumstances that would be reasonably likely to adversely affect the qualified status for any such Plan.
(c)    The Plans (and all related trust or other funding vehicles) have been maintained, operated and administered in compliance in all material respects with the requirements of the Code, ERISA and all applicable Laws and with the terms of the Plans. With respect to the Plans, all required contributions have been made or properly accrued in all material respects and in compliance with the terms of the Plans and applicable Law.
(d)    The Company has made available to Buyer true and complete copies of: (i) all written documents (and in the case of an unwritten Plan, a written description thereof) comprising the terms of such Plan (including amendments and individual, trust or insurance agreements relating thereto), (ii) all non-routine, written correspondence with any Governmental Authority with respect to each Plan within the prior six years, (iii) the three most recent financial statements and actuarial or other valuation reports prepared with respect to each Plan, (iv) the three most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service with respect to each Plan, (v) the most recent summary plan description with respect to each Plan, (vi) reports on the results of all applicable testing for coverage, nondiscrimination and top-heavy status for the prior three years, (vii) the most recent determination or opinion letter received from the Internal Revenue Service with respect to each Plan intended to qualify under Section 401 of the Code, and (viii) all insurance Contracts, annuity Contracts, investment management or advisory Contracts, administration Contracts, service provider Contracts, audit reports, fidelity bonds and fiduciary liability policies.
(e)    Neither the Company nor any ERISA Affiliate has sponsored, maintained, contributed to, otherwise participated in, been required to maintain or contribute to, or has any actual or contingent liability under, (i) any defined benefit pension plan (including any multiemployer plan (as defined in Section 3(37) or 4001(a)(3) of ERISA)) or any plan, program or arrangement subject to Section 302 or Title IV of ERISA or Section 412 or 430 of the Code, (ii) any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or (iii) a “multiple employer plan” (within the meaning of Section 413 of the Code).
(f)    No Proceeding or investigation with respect to any Plan (other than routine claims for benefits) is, or since January 1, 2018 has been, pending or threatened.
(g)    There are no pending audits or investigations by any Governmental Authority involving any Plan, and no threatened or pending claims (except for individual claims for benefits payable in the normal operation of the Plans), suits or proceedings involving any Plan, any fiduciary thereof or service provider thereto, nor to the Knowledge of the Company is there any reasonable basis for any such claim, suit or proceeding.
(h)    The Company and each ERISA Affiliate, have, for any relevant period, offered the requisite number of “full-time employees” group health coverage that is “affordable” and of “minimum value” (as such terms are defined by the employer shared responsibility provisions of the Patient Protection and Affordable Care Act).
(i)    No Plan, or service provider of the Company or any ERISA Affiliate is, or can reasonably in the future expect to be, subject to additional Tax or interest imposed under Section 409A or 457(A)(c) of the Code by virtue of the form or operation of any Plan. No current or former officer, employee, director or independent contractor is entitled to receive any gross-up or additional payment in connection with the Tax required by Section 409A or Section 4999 of the Code.
(j)    No Plan, fiduciary of such Plan or administrator of such Plan has taken any action, or failed to take any action, which action or failure could subject Buyer, the Company, or any current or former officer, employee, director or independent contractor to any liability for breach of any fiduciary duty, or for any prohibited transaction (as defined in Section 4975 of the Code), with respect to or in connection with such Plan.
(k)    Neither the Company nor any ERISA Affiliate has any liability or obligations under or on account of a Plan, arising out of the hiring of Persons to provide services to either the Company or any ERISA Affiliate and treating such Persons as consultants or independent contractors and not as employees of either the Company or any ERISA Affiliate, as applicable.
(l)    The Company’s execution and delivery of this Agreement or the Ancillary Documents or the consummation of the transactions contemplated hereby or thereby (alone or in conjunction with any other event) will not (i) entitle any current or former officer, employee, director or independent contractor of the Company or an ERISA Affiliate to any compensation or benefit, (ii) accelerate the time of payment or vesting, trigger any forgiveness of indebtedness, or trigger any payment or funding, of any compensation or benefits for any current or former officer, employee, director or independent contractor of the Company or an ERISA Affiliate or trigger any other material obligation under any Plan, or (iii) result in any breach or violation of or default under or limit the Company’s or Buyer’s right to amend, modify or terminate any Plan.
(m)    No payment which is or may be made to any employee, former employee, director or agent of the Company or any ERISA Affiliate, either alone or in conjunction with any other payment, event or occurrence, will or could properly be characterized as an “excess parachute payment” under Section 280G of the Code.
(n)    With respect to any Plan for the benefit of any current or former officer, employee, director or independent contractor or respective dependents thereof who perform services or who are employed outside of the United States (a “Non-US Plan”): (i) if required to have been approved by any non-U.S. Governmental Authority (or permitted to have been approved to obtain any beneficial tax or other status), such Non-US Plan has been so approved or timely submitted for approval, no such approval has been revoked (nor, to the Company’s Knowledge, has revocation been threatened) and no event has occurred since the date of the most recent approval or application therefor that is reasonably likely to affect any such approval or increase the costs relating thereto; (ii) if intended to be funded and/or book reserved, such Non-US Plan is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions; (iii) no material liability exists or reasonably could be imposed upon the assets of the Company by reason of such Non-US Plan; (iv) no current or former officer, employee, director or independent contractor who is domiciled outside of the United States (or any of their dependents) is entitled to any pension, superannuation, retirement (including on early retirement) or death benefits (including in the form of a lump sum) (together, “Pension Benefits”) that become payable before their normal retirement age as stated in their contract of employment or such Plan itself; (v) apart from any general indemnity in favor of the trustees given by the

Company under the governing documents of such Non-US Plan, the Company has not given any indemnity, undertaking or guarantee in respect of such Non-US Plan; (vi) the financial statements of such Non-US Plan accurately reflect such Non-US Plan’s liabilities and accruals for contributions required to be paid to such Non-US Plan, in accordance with applicable generally accepted accounting principles consistently applied; and (vii) the assets of each Non-US Plan that provide Pension Benefits are sufficient to satisfy its respective liabilities (current and contingent) as at the date of this Agreement.
4.15    Tax Matters.
(a)    The Company has filed all Tax Returns that are required to be filed by it (taking into account any extensions of time to file that have been duly perfected). All such Tax Returns are true and correct in all respects. All Taxes due by the Company, whether or not shown on such Tax Returns, have been fully paid or properly accrued.
(b)    The provision for Taxes on the Interim Financial Statements is sufficient for all accrued and unpaid Taxes as of the date thereof, and the Company does not and will not have any liability for Taxes with respect to a Pre-Closing Tax Period other than the Taxes shown on the Interim Financial Statements. The unpaid liabilities for Taxes will not, as of the close of the Closing Date, exceed the aggregate amount of such liabilities taken into account in the definition of Working Capital.
(c)    All Taxes that the Company is obligated to withhold from amounts owing to any employee, creditor or third party have been fully paid or properly accrued.
(d)    The Company is not, nor has it been, a party to any Tax allocation, Tax sharing, Tax indemnity, Tax reimbursement agreement or arrangement (other than credit agreements, lease agreements or other commercial agreements entered into in the Ordinary Course of Business containing customary Tax allocation or gross-up provisions).
(e)    Except as set forth on Section 4.15(e) of the Disclosure Schedule, the Company has not been the subject of any audit or other examination of Taxes by the Taxing Authorities of any nation, state or locality with respect to any open tax years and, the Company has not received any written notice of the contemplation or pendency of such audit or examination. The Company has not waived in writing any statute of limitations in respect of Taxes payable by either of them, which waiver is currently in effect. There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company. The Company is not liable for the Taxes of any other Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or non-U.S. Law), as a transferee or successor, by contract or otherwise.
(f)    The Company will not be required to include any item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (iii) intercompany transaction or excess loss amount described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) election under Section 108(i) of the Code, or (vi) any prepaid amount or deferred revenue received on or prior to the Closing Date.
(g)    The Company has not participated in a “reportable transaction” as defined by Treasury Regulation Section 1.60114(b).
(h)    The Company has not (i) obtained a Government Loan, (ii) applied for loan forgiveness pursuant to Section 1106 of the CARES Act, (iii) deferred payment of any payroll Taxes pursuant to Section 2302 of the CARES Act, (iv) claimed the employee retention credit pursuant to Section 2301 of the CARES Act, (v) amended any income Tax return for a taxable year prior to 2020 in order to carry back a net operating loss to such year, (vi) during the COVID-19 Quarantine Period, had employees teleworking from a state other than their regular work location, or (vii) had an employee continue to telework (other than employees that regularly teleworked before the COVID-19 Quarantine Period) following the end of the COVID-19 Quarantine Period applicable to such employee’s work location.
(i)    The Company has not had a permanent establishment (within the meaning of an applicable Tax treaty or convention between the United States and such foreign country), in any country other than the country of its formation.
(j)    Within the last five (5) years, the Company has not acquired assets from a corporation in a transaction in which the Company’s tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor.
(k)    The Company is, and has been since its initial election paperwork was approved by the IRS, a validly existing S corporation within the meaning of Section 1361 of the Code (and any corresponding provisions of state or local Law).
4.16    Real Properties and Related Matters.
(a)    The Company does not own nor has ever owned any real property.
(b)    Leased Real Property.
(i)    Section 4.16(b)(i) of the Disclosure Schedule sets forth a correct and complete list of all of the real property leases, subleases, licenses and occupancy agreements to which the Company is a party (including all amendments, renewals, extensions or other modifications thereto) (the “Real Property Leases”) and identifies the premises leased pursuant to each Real Property Lease (the “Leased Real Property”). There are no unwritten or oral modifications by the Company to any of the Real Property Leases or any course of dealing or business operations involving the Company that could reasonably be construed as a modification to any of the Real Property Leases. The Leased Real Property comprises all of the real property used in the business of the Company.
(ii)    Each of the Real Property Leases is valid, binding, and in full force and effect, without modification or amendment from the form furnished to Buyer and is enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable Bankruptcy and Equity Exceptions. The Company is not in breach or default under any of the Real Property Leases to which it is a party and no events have occurred which, with the delivery of notice or the passage of time would constitute such a breach or default. To the Knowledge of the Company, no other party to any of the Real Property Leases is in default thereunder and no events have occurred which, with the delivery of notice or the passage of time would constitute such a breach or default.
(iii)    The Company is in exclusive possession of the Leased Real Property and the Company has not assigned, subleased, licensed or otherwise granted any Person the right to use or occupy any of its Leased Real Property or any portion thereof. The Company has good and valid title to the leasehold estate in each of the Leased Real Property, free and clear of all Liens other than Permitted Liens. To the Knowledge of the Company, there are no outstanding third party options or rights of first refusal to purchase the Leased Real Property or any portion thereof or interest therein.
(iv)    The Company has not received any notice, and the Company otherwise has no Knowledge, that any portion of the Leased Real Property will be condemned, requisitioned or otherwise taken by any Governmental Authority. The use and operation of the Leased Real Property in the conduct of the Company’s business does not violate any applicable Law, covenant, condition, restriction, easement, license, permit, or agreement, including, but not limited to, any applicable zoning regulations.
(v)    To the Company’s Knowledge, each Leased Real Property and all of the buildings thereon, including the structural components of such buildings (including roofing, walls, and floors), fixtures, and other material improvements owned or leased by the Company, and all heating and air conditioning, plumbing, electrical, and other mechanical facilities and equipment, are operable as of the date hereof (subject to ordinary wear and tear). Complete and true copies of all Real Property Leases, together with any modifications, extensions, amendments and assignments thereof, have heretofore been made available to Buyer.
4.17    Insurance.
(a)    The Company has in effect all insurance policies required by Law. Section 4.17(a) of the Disclosure Schedule lists each insurance policy maintained by or on behalf of the Company, including the name of the insurer and policy number (the “Insurance Policies” and each, an “Insurance Policy”). The Insurance Policies are in full force and effect and bound, and all premiums, deductibles and other fees and payments due thereon (and on any insurance policies maintained by or on behalf of the Company since January 1, 2018) have been paid. The Company is not in breach or default under any Insurance Policy, and to the Knowledge of the Company, no other party to such Insurance Policy is in breach or default, and the Company has not received written notice of cancellation of any Insurance Policy. No event has occurred which would permit early termination, modification, or acceleration under any of the Insurance Policies.
(b)    There is no claim by the Company pending under any Insurance Policy as to which coverage has been denied or disputed by the underwriters of any Insurance Policy (including the issuance of a reservation of rights), and, to the Knowledge of the Company, there is no basis for denial of any claim under any Insurance Policy. The Company has not received any written notice from or on behalf of any insurance carrier issuing any Insurance Policy that insurance rates therefor shall hereafter be materially increased (except to the extent that insurance rates may be increased for all similarly situated risks) or that there shall hereafter be a cancellation or an increase in a deductible (or an increase in premiums in order to maintain an existing deductible) or non-renewal of any Insurance Policy, in each case, except as many have occurred in the Ordinary Course of Business. A copy of each Insurance Policy has been made available to Buyer. The Company has notified all applicable insurance companies that have issued the Insurance Policies of any and all incidents, events or circumstances of which the Company has Knowledge that could reasonably give rise to a covered claim under such Insurance Policy.
4.18    Licenses and Permits. The Company possesses all governmental licenses, approvals, permits or authorizations necessary to operate its business in the Ordinary Course of Business, a correct and complete list of which are set forth on Section 4.18 of the Disclosure Schedule (collectively, the “Permits”). Since January 1, 2018, the Company has possessed all governmental licenses, approvals, permits or authorizations necessary to operate its business in the then-Ordinary Course of Business in material compliance with applicable Law. The Company is not in material default or violation under any of the Permits. There are no Proceedings pending or threatened in writing relating to the suspension, revocation or modification of any of the Permits. No event has occurred which allows, or upon the giving of notice or the passage of time or both would allow, the revocation or termination of any Permit. The Company has not received from any Governmental Authority any written or, to the Knowledge of the Company, oral notification with respect to any actual or alleged material non-compliance with any Permit. All fees and charges with respect to the Permits have been paid in full. True and correct copies of all of the Permits have been made available to Buyer.
4.19    Affiliated Transactions. Except as set forth on Section 4.19 of the Disclosure Schedule, no Seller, Guarantor, officer, director, stockholder or Affiliate of the Company nor any individual in such officer’s, director’s or stockholder’s immediate family or any owner, trustee or beneficiary of any Seller (a) is a party to any Contract (other than employment agreements and option agreements) with the Company, (b) has any direct or indirect material ownership interest in any customer, vendor or supplier of the Company, (c) has any Contractual or other claims, express or implied, of any kind whatsoever against the Company or is engaged in any other transaction with the Company, or (d) has any ownership or leasehold interest in any property or assets used by the Company (each of clauses (a) through (d), an “Affiliated Transaction”).
4.20    Material Contracts.
(a)    Section 4.20(a) of the Disclosure Schedule sets forth a list of all Contracts, including all amendments and supplements thereto, to which the Company is a party or by which the Company or its properties or assets is bound, meeting any of the descriptions set forth below (together with the Government Contracts, collectively referred to herein as the “Material Contracts”):
(i)    all Contracts relating to any completed business acquisition or disposition by the Company since January 1, 2016;
(ii)    all collective bargaining agreements with any labor union;

(iii)    all Contracts for the employment or services of any current officer, individual employee or other Person on a full-time or consulting basis: (w) with annual required payments in excess of $50,000; (x) that are not terminable at-will or without notice; (y) that provide for severance or other benefits upon termination; or (z) that provide for change of control or other compensation that could be triggered by the transactions contemplated by this Agreement;
(iv)    all Contracts under which the Company has created, incurred, assumed or guaranteed any obligation for Funded Debt;
(v)    all Contracts under which the Company is lessee of, or holds or operates, any personal property owned by any other party;
(vi)    all Contracts under which the Company is lessor of or permits any third party to hold or operate any personal property;
(vii)    all Contracts under which any Person grants the Company any rights with respect to the third-party Intellectual Property Rights (each, an “Inbound License”), including Contracts under which any Person grants the Company any rights with respect to software that is used in the conduct of the business of the Company (other than Contracts for “off the shelf” software);
(viii)    all Contracts under which the Company grants any Person any rights with Company IP (other than non-exclusive licenses granted to customers in the Ordinary Course of Business)
(ix)    all Contracts (x) containing a covenant of the Company not to compete in any line of business or with any Person in any geographical area, (y) containing any exclusivity or exclusive dealing provisions or (z) limiting the Company’s ability to or freedom to operate in any line of business, including any Contracts containing non-competition or non-solicitation clauses;
(x)    all Contracts (or group of related Contracts) for the furnishing or receipt of products or services, in each case, which provides for annual payments to or by the Company in excess of $75,000;
(xi)    all Contracts relating to any joint venture, partnership, strategic alliance or sharing of profits or losses with any Person;
(xii)    all Contracts related to or evidencing an Affiliated Transaction (collectively, the “Affiliate Agreements”);
(xiii)    all Contracts with a Governmental Authority, other than Government Contracts;
(xiv)    all Contracts that grant any rights of first refusal, rights of first offer or other similar rights to any Person with respect to any material asset of the Company;
(xv)    all distributor agreements and reseller agreements (collectively, the “Distributor Agreements”);

(xvi)    all Real Property Leases; and
(xvii)    all Contracts with any Material Customer or Material Supplier.
(b)    Section 4.20(b) of the Disclosure Schedule lists all of the Company’s Federal Contracts and Federal Proposals (“Government Contracts”) and all of the Company’s outstanding Bids.
(i)    With respect to each Government Contract: (w) the Company has complied with all terms, conditions requirements, and Laws applicable to such Government Contracts, in all material respects, including performance, project management, subcontracting, subcontracting plans, the flow down of regulatory clauses to subcontractors, suppliers, and vendors, pricing, cost accounting, cost-reimbursement, time-keeping, labor category qualification requirements, truth in negotiation, defective pricing, procurement integrity, representations and certifications, non-counterfeit parts, the Buy American Act, the Trade Agreements Act, the Service Contract Act, socio-economic requirements (including Executive Order 11246), technology security, data security, non-disclosure and privacy; (x) the Company has not received any written notification (or oral notification by a Contracting Officer (as defined in FAR Part 1.602)) that it has breached, violated, or failed to comply with any term, condition, requirement, or Law applicable to such Government Contract; (y) no written notice (or oral notification by a Contracting Officer (as defined in FAR Part 1.602)) of termination for convenience, notice of termination for default, cure notice or show cause notice has been received with respect to such Government Contract; and (z) no money due to the Company pertaining to such Government Contract has been withheld or set off, nor has any claim for payment been made that would require the Company to pay or reimburse the applicable Governmental Authority, or to withhold or set off money owed to the Company under any Government Contract. The Company is not, and since January 1, 2018, has not been, in connection with any Government Contract, audited or investigated by any Governmental Authority, or the inspector general, auditor general or similar functionary of any Governmental Authority, nor, to the Knowledge of the Company, has any such audit or investigation been threatened. All representations, certifications, and warranties executed, acknowledged or set forth in, or pertaining to, each Government Contract were current, accurate and complete in all material respects as of the effective date of such Government Contract or as of any later date when submitted as required by applicable Laws. To the Company’s Knowledge, none of the Government Contracts are currently the subject of award protest proceedings.
(ii)    Since January 1, 2018, no Governmental Authority nor any prime contractor, subcontractor, vendor or other third party (in each case, claiming rights under a Government Contract) has asserted in writing any claim or any other action for relief nor has any Governmental Authority, prime contractor, subcontractor, vendor or other third party initiated any dispute or proceeding or asserted any right of set-off, recoupment or refund, material disallowance of claimed costs or penalty against the Company or concerning any Government Contract. Since January 1, 2018, the Company has not asserted in writing any claim or any other action for relief or initiated any dispute or proceeding directly or indirectly against any Governmental Authority, prime contractor, subcontractor, vendor or other third party concerning any Government Contract.

(iii)    The Company has not received any notice of, and to the Knowledge of the Company, no current or former Company Representative, or at any time since January 1, 2018 has been under, any administrative, civil or criminal investigation, subpoena, civil investigative demand, or compulsory discovery request relating to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract, and since January 1, 2018, none of the foregoing actions been threatened in writing.
(iv)    The Company and, to Knowledge of the Company, the Company Representatives have not, and since January 1, 2018 have not been, suspended or debarred, or proposed to be suspended or debarred, or declared excluded, non-responsible, or ineligible to receive or perform any Government Contract; and no suspension or debarment action has been commenced, proposed, indicated, or threatened in writing against the Company, or, to Knowledge of the Company, any of the Company Representatives. Since January 1, 2018, the Company has not, with respect to any Government Contract, conducted or initiated any internal investigation, made a mandatory or voluntary disclosure, or failed to make any mandatory disclosure, to any Governmental Authority or upper tier prime contractor regarding any alleged irregularity, misstatement or omission or other alleged improper or unlawful conduct arising under or relating to any Government Contract that would warrant such an investigation or disclosure.
(v)    The Company has not entered into any fixed-price Government Contract (for which performance has not been completed and final payment has not been received) where the costs to the Company have exceeded or are reasonably expected by the Company to exceed the fixed-price amount of such Government Contract, in each case, by more than $50,000 (i.e., the Company is in a loss position or expects to incur a loss with respect to the fixed-price component of the Government Contract). For purposes of Section 4.20(b), the term “costs” means all costs attributable to a particular Government Contract in accordance with the FAR.
(vi)    Since January 1, 2018, the Company has not received a substantially adverse or negative evaluation or rating that could reasonably be expected to adversely affect the potential award of future Government Contracts. To the Knowledge of the Company, there are no current, planned or threatened de-obligations or other reductions in funding exceeding $25,000 that pertain to any Government Contract, or decisions not to exercise any applicable option period.
(vii)    The Company has: (i) implemented internal control systems under the FAR for Government Contracts; and (ii) ensured that representations and certifications made to Governmental Authorities are accurate, complete, and updated, as required by applicable Law.
(c)    The Company has made available to Buyer a correct and complete copy of all Material Contracts. Neither the Company nor, to the Knowledge of the Company, any other party to any Material Contract is in material breach of, or in default under, any Material Contract. No condition exists which (with or without notice or lapse of time, or both), would cause the Company or, to the Knowledge of the Company, any other party, to be in material default under any of the Material Contracts. Each Material Contract is valid, legally binding and in full force and effect and enforceable in accordance with its terms. Since January 1, 2019, (i) the Company has not received any written claim from any other party to any Material Contract that the

Company has breached any obligations to be performed by it thereunder in any material respect, and (ii) the Company has not sent any written claim from to other party to any Material Contract that such other party has breached any obligations to be performed by it thereunder in any material respect.
(d)    The Company is not currently and has never been party to a Contract premised upon the Company’s, its Affiliates’ or their respective Company Representatives’ actual or asserted small business status, small disadvantaged business status, protégé status, or other preferential status, nor did any Person rely upon the Company’s or its Affiliates’ or their respective Company Representatives’ status or size in evaluating any Bid, or in awarding any Government Contract, except for those Contracts set forth on Section 4.20(d) of the Disclosure Schedule, which were awarded pursuant to the Small Business Innovative Research program, known as SBIR agreements.
4.21    Intellectual Property; IT Systems; Data Privacy.
(a)    Section 4.21(a) of the Disclosure Schedule sets forth a complete and correct list of all registered Company IP, and a complete list of all material unregistered Company IP used in the conduct of the business (including the record owner thereof if other than the Company) and (i) for each Patent, the patent number or application serial number for each jurisdiction in which filed, dates filed and issued and the present status; (ii) for each registered Trademark, the application serial number or registration number, by country, province and state, and the class of goods or services covered, the nature of the goods or services, the dates filed and issued, and the present status; (iii) for each domain name, the renewal date and name of registry; (iv) for each Copyright, if applicable, the number and date of each registration or Copyright application by country, province or state; (v) for each registered design, the registration number or serial number for each jurisdiction in which filed, dates filed and issued, and the present status; (vi) all actual or threatened claims (including reexamination and reissue proceedings) before any court, tribunal or other Governmental Authority (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to any Company IP; and (vii) any actions that must be taken within ninety (90) days after the date of this Agreement to obtain, maintain, perfect, preserve or renew any Company IP that is registered or subject to a pending application for registration before any authorized Governmental Authority, including the payment of any registration, maintenance or renewal fees or the filing of documents, applications or certificates or any responses to office actions.
(b)    All Company IP comprising Trade Secrets that the Company has chosen to retain as a Trade Secret under the Laws of the applicable jurisdictions has been maintained in confidence by the Company in accordance with commercially reasonable protection procedures. All Company employees, consultants and independent contractors are under obligations restricting each such Person’s right to disclose proprietary information of the Company. All consultants and independent contractors who have contributed to or participated in the conception and development of Company IP either (i) have at all relevant times been party to a written “work-for-hire” or similar contract with the Company that, in accordance with all Laws, has granted the Company full, effective, exclusive and original ownership of all Work Product and all right, title and interest in the Work Product, including Intellectual Property Rights, or (ii) have executed appropriate instruments of assignment in favor of the Company as assignee that have conveyed to the Company full, effective and exclusive ownership of all Work Product. No former or current Company employees, consultants or independent contractors have any claim against the Company in connection with any such former or current Company employee’s, consultant’s or independent contractor’s involvement in the conception, maintenance and development of any Company IP and no such claim has been asserted or threatened.
(c)    The Company IP is subsisting and enforceable (to the extent such concepts apply and, with respect to U.S. Copyrights, assuming registration when required for enforcement), and have not been abandoned or cancelled. The Company is the sole and exclusive owner of the Company IP, free and clear of all Liens other than Permitted Liens. The Company has the right to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of and sublicense the Company IP without payment to any other Person. No ownership rights or rights to use any Company IP have been assigned or licensed to any third party, other than rights granted in the Ordinary Course of Business to distributors, resellers or retailers to use a Trademark to market, promote or advertise the products to which the Trademark relates.
(d)    Since January 1, 2018, the Company has received no communication from any Person asserting any ownership interest in any Company IP or suggesting that any other Person has any claim of legal or beneficial ownership with respect to Company IP, nor is there any basis for any claim that the Company does not own the Company IP. No claims are pending or threatened against the Company by any Person with respect to the ownership, validity, enforceability, registration, effectiveness or use by the Company of any Company IP. No third party, to the Knowledge of the Company, is misappropriating, infringing, diluting, or violating any Company IP.
(e)    Except as described by Section 4.21(e) of the Disclosure Schedule, no (i) government funding or (ii) facilities of a university, college or other educational institution or research center were used in the development of Company IP. No current or former employee, consultant or independent contractor of the Company who was involved in, or who contributed to, the creation or development of any Company IP has performed services for any government, university, college or other educational institution or research center while the employee, consultant or independent contractor was also performing services for the Company.
(f)    The Company has not participated with, been affiliated with or been a member or promoter of or a contributor to any SSO that could reasonably be expected to require or obligate the Company to grant or offer to any Person any license or right to any Company IP.
(g)    The Company IP and Intellectual Property Rights licensed to the Company under the Inbound Licenses constitute all Intellectual Property Rights necessary for the continued conduct of the business of the Company in substantially the same manner as conducted before the date of this Agreement as of the date of this Agreement. The conduct of the business of the Company as now conducted does not violate, misappropriate, dilute or infringe the Intellectual Property Rights of any other Person. No claims are pending against the Company, and since January 1, 2018 no claims have been threatened against the Company in writing, and the Company has received no communication alleging that the Company violated any rights relating to Intellectual Property Rights of any third party.
(h)    The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement do not and will not affect, contravene, conflict with, alter or impair the Company’s ownership of or rights in Intellectual Property Rights, and neither the Company nor Buyer will be obligated to pay any royalties or other amounts after the date of this Agreement to any Person above those payable by the Company in the absence of this Agreement or the consummation of the transactions contemplated by this Agreement.
(i)    Section 4.21(i) of the Disclosure Schedule sets forth a complete and accurate list of all Open Source Software that has been or is currently being used by the Company, and for each (i) identifies (by name and version number) the open source license applicable thereto; (ii) identifies, where available, a URL at which such Open Source Software is available and at which the relevant open source license is available; (iii) describes the manner in which such Open Source Software was or is used; (iv) states whether (and, if so, how) such Open Source Software has been modified by or for the Company; (v) states whether such Open Source Software was distributed by or for the Company; (vi) states whether such Open Source Software was used, offered or made available on a hosted or similar basis by or for the Company; and (vii) lists whether such Open Source Software has been integrated with or interacts with the Company IP comprising Software (“Owned Software”) or any portion thereof. The Company has provided to the Buyer copies of the Company’s policies and procedures for identifying and addressing security risks posed by Open Source Software.
(j)    None of the Owned Software incorporates or comprises or is distributed with any Open Source Software, or is otherwise subject to the provisions of any “open source” or other license that (i) requires the distribution of source code in connection with the distribution of such Owned Software in object code form; (ii) limits the Company’s freedom to seek full compensation in connection with marketing, licensing, and distributing such applications; or (iii) allows a customer or requires that a customer have the right to decompile, disassemble or otherwise reverse engineer the Owned Software. With respect to any Open Source Software that is or has been used by the Company in any way in connection with any Owned Software, all use and distribution of Owned Software and Open Source Software by or through the Company is in material compliance with all licenses applicable thereto, including all copyright notice and attribution requirements. With respect to each item of Owned Software, the Company is in actual possession and control of the applicable source code, object code, code writes, notes, documentation, programmers’ notes, source code annotations, user manuals and know-how to the extent required for use, distribution, development, enhancement, maintenance and support of such Owned Software, subject to any licenses granted to third parties. The Company has not disclosed to any third party or escrowed, or agreed to disclose to any third party or escrow, any source code of any Owned Software.
(k)    The Software, computer hardware, servers, networks, platforms, peripherals, data communication lines and other information technology equipment and related systems, including any outsourced systems and processes, that are owned or used by the Company in the operation of their respective businesses (the “IT Systems”) are sufficient for the needs of their respective businesses as currently conducted. The IT Systems are in sufficiently good working condition to perform all information technology operations and include sufficient licensed capacity (whether in terms of authorized sites, units, users, seats or otherwise) for all software, in each case as necessary for the operation of the Company’s business as currently conducted and as currently planned to be conducted. Since the date thirty-six (36) months before the date of this Agreement, the Company IT Systems have not materially malfunctioned or failed. The Company has commercially reasonable physical, technical, organizational and administrative security measures and policies in place, including data storage, system redundancy and disaster recovery measures, to assure the integrity and security of transactions executed through the IT Systems and to protect all personally identifiable information and other data and information collected, transmitted, processed, analyzed, generated or stored by it or on their behalf (“Company Data”) from and against unauthorized access, use or disclosure, including measures and policies concerning the protection of the IT Systems from any third-party service providers that have access to Company Data or the IT Systems. The Company complies with all applicable Laws and the material requirements of all Contracts to which they are parties with respect to Company Data.
4.22    Customers; Suppliers; and Distributors.
(a)    Section 4.22(a) of the Disclosure Schedule sets forth a true and complete list of the largest twenty (20) suppliers of goods or services to the Company during the twelve (12) month periods ended December 31, 2019 and December 31, 2020 and the four month period ended April 30, 2021, together with the dollar amount of such goods and services purchased by the Company from such suppliers during each such time period. Except as set forth on Section 4.22(a) of the Disclosure Schedule, no supplier listed on Section 4.22(a) of the Disclosure Schedule has cancelled or terminated its relationship with the Company, or materially changed the pricing or other terms of its business with the Company, and no such supplier has threatened or notified the Company in writing that it intends to cancel, terminate or materially change the pricing or other terms of its business with the Company. To the Knowledge of the Company, no event, other than those impacting the US and global economy generally, has occurred that could materially and adversely affect the Company’s relations with any supplier identified on Section 4.22(a) of the Disclosure Schedule.
(b)    Section 4.22(b) of the Disclosure Schedule sets forth a true and complete list of the largest twenty (20) customers of the Company during the twelve (12) month periods ended December 31, 2019 and December 31, 2020 and the four month period ended April 30, 2021, together with the dollar amount of such goods and services purchased from the Company by such customers during such time period. Except as set forth on Section 4.22(b) of the Disclosure Schedule, no customer listed on Section 4.22(b) of the Disclosure Schedule has cancelled or terminated its relationship with the Company or materially decreased its business with the Company, and no such customer has threatened or notified the Company in writing that it intends to cancel, terminate or materially decrease its business with the Company. To the Knowledge of the Company, no event, other than those impacting the US and global economy generally, has occurred that could materially and adversely affect the Company’s relations with any customer identified on Section 4.22(b) of the Disclosure Schedule.
(c)    Section 4.22(c) of the Disclosure Schedule sets forth a true and complete list of each distributor or reseller of the Company’s products or services during the twelve (12) month period ended December 31, 2020 and the four month period ended April 30, 2021 (collectively, the “Distributors”), together with (i) the dollar amount of such goods and services of the Company by such Distributors during such time period, and (ii) the territory assigned or granted to such distributors or resellers. Except as set forth on Section 4.22(c) of the Disclosure Schedule, no Distributor has cancelled or terminated its relationship with the Company or materially decreased its business with the Company, and no such Distributor has threatened or notified the Company in writing that it intends to cancel, terminate or materially decrease its business with the Company. To the Knowledge of the Company, no event, other than those impacting the US and global economy generally, has occurred that could materially and adversely affect the Company’s relations with any Distributor. Except for the Distributor Agreements, there are no Contracts between the Company and any Distributor.
(d)    The Company has not violated any code of conduct, bid procedures, corporate policy or other similar requirement imposed upon the Company by any of the Company’s customers, vendors or suppliers, that is imposed by Contract.
4.23    Warranties. Section 4.23(a) of the Disclosure Schedule sets forth as an attachment the standard terms and conditions of sale for each of the products or services of the Company (containing applicable guaranty, warranty and indemnity provisions). Except as set forth on Section 4.23(b) of the Disclosure Schedule, no product produced, sold, licensed or delivered by, or service rendered by, the Company is subject to any guaranty, warranty or other indemnity, express or implied, beyond such standard terms and conditions. The Company has not made any oral or written warranties with respect to the quality or absence of defects of the products or services which it has sold or performed which are in force as of the date hereof, except for those warranties which are described in Section 4.23(b) of the Disclosure Schedule. Other than those claims made in the Ordinary Course of Business, there are no claims pending or, to the Knowledge of the Company, threatened against the Company with respect to the quality of or absence of defects in such products or services. Section 4.23(c) of the Disclosure Schedule sets forth a true and correct summary of warranty claims and returns of defective products of the Company during the period beginning January 1, 2019 and ending on the date hereof, and all credits and allowances for defective products given to customers during such period. To the Knowledge of the Company, there are no facts or circumstances that would cause the Company to believe that the percentage of products sold and services performed by the Company for which warranties are presently in effect and for which warranty adjustments can be expected during unexpired warranty periods which extend beyond the Closing Date will be higher than the percentage of such products and services which the Company has sold and performed for which warranty adjustments have been required in the past. The Company has not been required to pay incidental, consequential or punitive damages to any Person in connection with any of such products or services at any time during the six (6) year period preceding the date hereof. No product liability claims have been received by the Company and, to the Knowledge of the Company, no such claims have been threatened against the Company alleging any liability of the Company as a result of any defect or other deficiency with respect to the Company. Neither the Company nor the products and services manufactured, sold, licensed, leased, provided or delivered by the Company since January 1, 2017 have been the subject of any material recall or similar action instituted by any Governmental Authority or undertaken by the Company on a voluntary basis.

4.24    No Brokers. The Company has not retained a broker, finder, investment banking firm or financial advisor to act on its behalf in connection with the transactions contemplated by this Agreement or the Ancillary Documents to which it they are party, and no Person is or will be entitled to receive any broker’s, finder’s, investment banker’s, financial adviser’s or similar fee in connection with this Agreement or the Ancillary Documents to which the Company is party or any of the transactions contemplated hereby or thereunder based upon arrangements made by or on behalf of the Company or its Affiliates.
4.25    Certain Business Practices.
(a)    None of the Sellers or the Company, nor to the Company’s Knowledge, any of their respective directors or officers, or employees has, directly or indirectly, within the scope of or related to their scope of engagement or employment with the Company (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to government officials or employees or to political parties or campaigns or to any other Person who was, is or may be in a position to help or hinder the Company, (iii) made any contributions, payments or gifts constituting criminal bribery, (iv) accepted or received any illegal contributions, payments or gifts, (v) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose, or (vi) engaged in price fixing, bid rigging or any other anticompetitive activity.
(b)    None of the Sellers, the Company, nor to the Company’s Knowledge, any of their respective directors or officers, agents or employees or a Distributor, is currently, or has been in the last five years: (i) a Sanctioned Person, (ii) organized, resident or located in a Sanctioned Country, (iii) engaging in or facilitating any dealings or transactions with any Sanctioned Person or in any Sanctioned Country (as defined at the time of such dealings or transactions), or, within the scope of their employment or in connection with or related to their relationship with the Company, as applicable, (x) engaged in or facilitated any export, reexport, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Ex-Im Laws, (y) engaged in or facilitated any imports into the United States in violation of any Ex-Im Laws, including, without limitation, those regulating the classification and valuation or imported items and payment of applicable antidumping or countervailing duties, or (z) otherwise engaged in, facilitated or provided material support for activities in violation of applicable Sanctions Laws, Ex-Im Laws, Anti-Terrorism Laws, or the anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of Treasury’s Internal Revenue Service (collectively, “Trade Control Laws”).
(c)    None of the Sellers, the Company, nor to the Company’s Knowledge, any of their respective directors or officers, agents or employees or a Distributor has, directly or indirectly, (i) solicited or received any rebates, payments, commissions, promotional allowances or any other economic benefits from any customer or vendor of the Company, (ii) given, promised, authorized or agreed to give, promise or authorize any money, gift, bribe, kickback or similar benefit to any customer or vendor of the Company, any governmental official, or any political party or candidate for office, in each case, which would constitute a violation of any Anti-Corruption Laws or similar Laws by the Company, (iii) established or maintained any unrecorded fund or asset or made any false or misleading entries on any books or records for any purpose, engaged in price fixing, bid rigging or any other anticompetitive activity within the scope of their employment or in connection with or related to their relationship with the Company, as applicable.
(d)    Since January 1, 2016, the Company has not, in connection with or relating to its business, (i) received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation; or made any voluntary or involuntary disclosure to a Governmental Authority, except for a situation in which such Governmental Authority was (x) a party to a Contract with the Company, and (y) corresponding with the Company in the Ordinary Course of Business with respect to such Contract; or (ii) conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Control Laws or Anti-Corruption Laws.
(e)    The Company is, and since January 1, 2016 has been, in compliance with the International Traffic in Arms Regulations (“ITAR”). The Company is not, and is not required by applicable Law to be, registered with ITAR. The Company does not have, possess, produce, design, test, manufacture, fabricate or develop items where the reasons for control are other than for Anti-Terrorism (AT) reasons in accordance with the Commerce Control List under the U.S. Export Administration Regulations. The Company does not have, possess, produce, design, test, manufacture, fabricate or develop a critical technology that is (x) utilized in connection with the Company’s activity in one or more pilot program industries, or (y) designed specifically for use in one or more pilot program industries, as these terms are defined at 31 CFR Parts 800 and 801.
4.26    Data Privacy.
(a)    The Company is, and since January 1, 2018, has been in material compliance with (i) all applicable Laws pertaining to the Processing of Personal Data (“Privacy Laws”); and (ii) all Contracts (or portions thereof) to which the Company is a party that are applicable to the processing of Personal Data (“Privacy Agreements”). The Company has implemented policies relating to the privacy and security of Personal Data, including an information security program that materially complies with the requirements of Privacy Laws and generally accepted information security standards and which includes written information security policies (“Privacy and Data Security Policies”), and the Company is in material compliance with such Privacy and Data Security Policies. The Company has provided all requisite notices, obtained all required consents and satisfied all other requirements for Company’s Processing of Personal Data and that are necessary for the conduct of Company’s business as currently conducted and in connection with the consummation of the transactions contemplated under this Agreement. Neither the execution, delivery, or performance of this Agreement, nor the consummation of any of the transactions contemplated under this Agreement will violate any of the Privacy Agreements, Privacy and Data Security Policies, or any applicable Privacy Laws.
(b)    Since January 1, 2018, there is no pending, nor has there been any Proceeding against the Company by any Governmental Authority or individual alleging that the Company: (A) is in violation of any applicable Privacy Laws, (B) is in violation of any Privacy Agreements, (C) is in violation of any Privacy and Data Security Policies, or (D) otherwise alleges an unfair, deceptive, or misleading trade practice.
(c)    The Company has instituted reasonable and appropriate technical, physical and administrative security measures designed to protect the Personal Data in its possession against damage and loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse. The Company has obligated all third party service providers Processing Personal Data on Company’s behalf to appropriate contractual terms relating to the Processing of such Personal Data and information security. There has been no unauthorized access, use, or disclosure of Personal Data in the Company’s possession that would require notice to a third party.
4.27    Banking Facilities. Section 4.27 of the Disclosure Schedule sets forth a correct and complete list of: (a) the name of each bank, savings and loan or similar financial institution with which the Company has an account or safety deposit box or other arrangement, and any numbers or other identifying codes of such accounts, safety deposit boxes or such other arrangements maintained by the Company thereat; (b) the names of all Persons authorized to draw on any such account or to have access to any such safety deposit box facility or such other arrangement; and (c) any outstanding banking-related powers of attorney executed by or on behalf of the Company.
4.28    Officers and Directors. Section 4.28 of the Disclosure Schedule sets forth a correct and complete list of the current officers and directors of the Company.
4.29    Books and Records. The Company has maintained its books and records in the Ordinary Course of Business. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of its stockholders, the board of directors, and any committees of the board of directors of the Company, as applicable, and no meeting, or action taken by written consent, of any such stockholders, board or committee has been held for which minutes have not been prepared and are not contained in such minute books, in each case in all material respects. The Company has made available to Buyer correct and complete copies of the books and records of the Company.
4.30    NO ADDITIONAL REPRESENTATIONS AND WARRANTIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 3.02, THIS ARTICLE IV AND THE ANCILLARY DOCUMENTS, NONE OF THE COMPANY, THE REPRESENTATIVE, THE GUARANTORS, THE SELLERS NOR ANY OTHER PERSON MAKES ANY REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, WITH RESPECT TO THE COMPANY, ITS BUSINESS, OPERATIONS, ASSETS, STOCK, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, PROJECTIONS OR FORECASTS.
ARTICLE V
COVENANTS
5.01    Further Assurances. From and after the Closing, upon the reasonable request of the other Party and at such Party’s expense, each of Buyer, the Company, the Representative and the Sellers shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, all such further documents and instruments and shall take, or cause to be taken, all such further actions as the requesting Party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement; provided, however, that this Section 5.01 shall not apply to direct claims against the Parties (for which the general rules of discovery shall apply).

5.02    Director and Officer Liability and Indemnification; R&W Insurance Policy.
(a)    For a period of six (6) years after the Closing, Buyer shall not, and shall not permit the Company to, amend, repeal or modify any provision in the Organizational Documents relating to the exculpation or indemnification of any officers, directors or managers (unless required by Law), it being the intent of the Parties that the officers, directors and managers of the Company shall continue to be entitled to such exculpation and indemnification to the full extent of the Law.
(b)    For a period of six (6) years after the Closing, Buyer shall, or shall cause the Company to, either maintain director and officer liability insurance or acquire a director and officer liability run-off policy, which in either case shall provide coverage for the individuals who were officers, directors or managers of the Company prior to Closing comparable to the coverage provided as of the date hereof under the Tail Policy, for the benefit of such individuals. The Representative shall receive a true and complete copy of such policy as soon as it is issued after the Closing.
(c)    Buyer shall purchase a R&W Insurance Policy with a term of three years from the Closing. During the term of the R&W Insurance Policy, Buyer shall not, and shall not permit the Company to, amend, repeal or modify the subrogation or third-party beneficiary provisions of the R&W Insurance Policy without the Representative’s prior express written consent. The Representative shall receive a true and complete copy of such policy as soon as it is issued after the Closing. Until the Indemnity Escrow Amount is released, the Representative shall receive notice of all claims made under such policy, including details related to the substance of such claims; provided that for any claims related to Fundamental Representations, the Representative shall receive notice of all claims made under such policy, including details related to the substance of such claims, for the full term of the R&W Insurance Policy, including any and all extensions thereof.
5.03    Access to Books and Records. From and after the Closing, Buyer shall, and shall cause the Company to, provide the Representative, the Sellers, the Guarantors and their respective authorized representatives with reasonable access (for the purpose of examining and copying), on reasonable notice and during normal business hours, to the books and records of the Company with respect to periods prior to the Closing Date as is necessary for financial reporting and accounting matters, the filing of any insurance claims, the preparation and filing of any Tax Return, the defense of any Tax claim or assessment, or in connection with any disclosure obligation or the defense of any Proceeding. Notwithstanding the foregoing, this Section 5.03 shall not apply to direct claims against or between the Parties (for which the general rules of discovery shall apply).
5.04    Release.
(a)    Each Seller and each Guarantor hereby, for itself and all of its beneficiaries, successors, assigns and Affiliates (collectively, the “Releasors”) fully and unconditionally releases, acquits and forever discharges the Company and each of the Company’s past, present and future Affiliates (including Buyer) and representatives, subsidiaries, officers, directors, equityholders and employees, and their respective successors and assigns, in their capacities as such, (collectively, the “Releasees”), from any and all manner of Proceedings, claims, debts, obligations, demands, liabilities, damages, costs, losses, expenses (including attorneys’ and other professional fees and expenses), sums of money, accounts, bonds, bills, covenants, compensation, contracts, controversies, omissions, promises, variances, trespasses, losses, judgments, executions or other relief, whether known or unknown, matured or unmatured, suspected or unsuspected, fixed, contingent or otherwise, whether in law or equity which such Releasors ever had or have as of the date hereof against the Releasees, including those arising out of, relating to, accruing from or in connection with, (i) the fact that such Seller or such Guarantor is or was an equity holder of the Company, (ii) the fact that such Releasor held indebtedness of the Company, or (iii) any claims alleging a breach of duty on the part of the Company or any officer, director, manager or employee of the Company. The foregoing notwithstanding, none of the Releasors releases or discharges the Releasees from any Proceedings, claims, debts, obligations, demands, liabilities, damages, costs, losses, expenses (including attorneys’ and other professional fees and expenses), sums of money, accounts, bonds, bills, covenants, compensation, contracts, controversies, omissions, promises, variances, trespasses, losses, judgments, executions or other relief any such Releasor has or may have arising out of, relating to, accruing from or in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby.
(b)    Each Seller and each Guarantor, on behalf of itself and the Releasors, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand or commencing, instituting or causing to be commenced, any Proceeding of any kind against any Releasee, based on or arising from any matter released pursuant to Section 5.04(a).
(c)    Each Seller and each Guarantor represents and agrees that it (i) fully understands its rights to discuss all aspects of this Agreement with its attorneys, (ii) has availed itself of this right, (iii) has carefully read and fully understands all of the terms of this Agreement, (iv) has not transferred or assigned any rights or claims that it is hereby purporting to release herein, and (v) is voluntarily, and with proper and full authority, entering into this Agreement. Each Seller and each Guarantor represents that it has had a reasonable period of time to consider the provisions of this Agreement, and that it has considered them carefully before executing this Agreement. Each Seller and each Guarantor hereby acknowledges that the release in this Section 5.04 was separately bargained for and that Buyer would not enter into this Agreement unless it included a broad release of unknown claims.
(d)    Each Seller and each Guarantor acknowledges that the Laws of many states, including California, provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” Each Seller and each Guarantor acknowledges that such provisions are designed to protect a Person from waiving claims that he does not know exist or may exist. Nonetheless, each Seller and each Guarantor agrees, on behalf of himself, herself or itself, as applicable, and his, her or its, as applicable, Releasors and Affiliates, that, effective as of the Closing, such Seller and or such Guarantor, as applicable, on behalf of himself, herself or itself, as applicable, and his, her or its, as applicable, Releasors and Affiliates, shall be deemed to waive any such provision.

(e)    At least one day prior to the Closing Date, the Company shall terminate the Diversified Technical Systems 401(k) Plan (the “401(k) Plan”), and the Company shall cause all of such employees’ account balances thereunder to be fully vested. The Company shall provide to the Buyer written evidence of the adoption by the Company’s board of directors or their equivalent evidencing the approval of resolutions authorizing the termination of the 401(k) Plan (the form and substance of which resolutions shall be subject to the prior review and approval of the Buyer, which approval shall not be unreasonably withheld or delayed). Buyer shall permit all such Company employee participants to rollover their account balances from the 401(k) Plan into a 401(k) plan sponsored by the Buyer or one of its affiliates as soon as practical after the Closing, including outstanding loan notes for such continuing Company employee participants, provided that documentation of such loan is provided to Buyer upon reasonable request. Notwithstanding the foregoing, the Company shall make such amendments to the 401(k) Plan as are reasonably requested by Buyer prior to the Closing Date.
ARTICLE VI
TAX COVENANTS
6.01    Straddle Period. In the case of any taxable period that begins before the Closing Date and does not end before the Closing Date (a “Straddle Period”), the Taxes related to the portion of such taxable period through the end of the Closing Date shall be: (x) in the case of any Taxes based on, or computed with respect to, net income or earnings, or any other Taxes resulting from or imposed on, sales, receipts, uses, transfers or assignments of property or other assets, payments or accruals to other Persons (including wages), or any other similar transaction or transactions, the amount that would be payable for the portion of the Straddle Period through the end of the Closing Date if the Company filed a separate Tax Return with respect to such Taxes solely for the portion of the Straddle Period ending on the Closing Date using a “closing of the books” method; and (y) in the case of all other Taxes, an amount equal to the amount of Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. For purposes of clause (x), any item determined on an annual or periodic basis (including amortization and depreciation deductions and the effects of graduated rates) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the relative number of days in such portion of the Straddle Period as compared to the number of days in the entire Straddle Period. For federal income Tax purposes (and to the extent permissible foreign, state and local income Tax purposes), the taxable year of the Company shall end as of the close of business on the day prior to the Closing Date.
6.02    Responsibility for Filing Tax Returns.
(a)    The Representative shall prepare or cause to be prepared all Flow-Through Tax Returns for the Company for taxable periods ending before the Closing Date that are filed after the Closing Date in a manner consistent with the prior practice of the Company. The Representative shall provide Buyer with completed drafts of such Flow-Through Tax Returns for Buyer’s review at least forty five (45) days prior to the due date for filing thereof. If Buyer disagrees with positions taken on such Flow-Through Tax Returns, it will notify the Representative within ten (10) Business Days of having received the draft Flow-Through Tax Returns and Buyer and the Representative will negotiate in good faith to resolve the differences.

If Buyer and the Representative have not resolved the differences by the due date of the Flow-Through Tax Return, Representative will file the Flow-Through Tax Return with the positions it believes are correct, and Buyer and the Representative will submit the disagreed items (but not any issues that are legal interpretations of this Agreement) to the Independent Auditor for prompt resolution in accordance with the procedures in Section 1.05, with the instruction that the Representative will not take any position that is not more likely than not to be sustained if challenged. The Representative will file the Tax Returns it prepares pursuant to this Section 6.02 (i) as agreed by the parties, or (ii) as resolved by the Independent Auditor. If the Representative filed the Flow-Through Tax Return prior to the resolution of the disagreements raised by Buyer, it will file amended Flow-Through Tax Returns to reflect the resolution of the issues by the Independent Auditor.
(b)    The Representative (on behalf of the Sellers) shall pay any Taxes shown on any Tax Returns with respect to any Pre-Closing Tax Period to Buyer within five (5) days prior to the due date for filing such Tax Returns (taking into account any extensions), except to the extent such Taxes have been taken into account in Working Capital.
6.03    Transfer Taxes. Sellers, jointly and severally, will pay any real property transfer or gains tax, stamp tax, stock transfer tax, or other similar Tax imposed on the Company or any Seller as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”). The Representative (on behalf of the Sellers) and the Sellers agree to cooperate with Buyer in the filing of any Tax Returns with respect to the Transfer Taxes, including promptly supplying any information in their possession that is reasonably necessary to complete such returns and the payment of such amounts due under this Section 6.03.
6.04    Cooperation. Buyer and each Seller shall, and shall each cause its Affiliates to, provide to the other such cooperation and information, as and to the extent reasonably requested, in connection with the filing of any Tax Return, determining liability for Taxes or in conducting any audit, litigation or other legal proceeding with respect to Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns and related documents, and making its employees available, to the extent reasonably requested.
ARTICLE VII
SURVIVAL; INDEMNIFICATION
7.01    Survival of Representations, Warranties and Covenants. The representations, warranties and covenants contained in this Agreement shall survive the Closing as follows:
(a)    all covenants contained in this Agreement shall survive until fully performed;
(b)    the representations and warranties contained in Section 3.01(b) (Power and Authority), Section 3.01(c) (Enforceability), Section 3.01(e) (Brokers), Section 3.01(g) (Investment Representation), Section 3.02(b) (Power and Authority), Section 3.02(c) (Enforceability), Section 3.02(d) (Brokers), Section 3.02(f) (Company Stock), Section 4.01 (Corporate Status), Section 4.02 (Power and Authority), Section 4.03 (Enforceability), Section 4.04 (Capitalization; Stock Ownership), Section 4.15 (Tax Matters), Section 4.24 (No Brokers) and Section 4.25 (Certain Business Practices) (collectively, the “Fundamental Representations”) shall terminate and be of no further force and effect on the date that is sixty

(60) days after the longest statute of limitations related to such representation is allowed by applicable Law;
(c)    all other representations and warranties contained in this Agreement shall terminate and be of no further force and effect on the date that is twelve (12) months after the Closing Date; and
(d)    all obligations with respect to the matters identified in Section 7.02(a)(vi) shall terminate and be of no further force and effect on the date that is identified in Schedule 7.02(a)(vi).
No claim may be made for indemnification hereunder for breach of any representations, warranties or covenants after the expiration of the survival period applicable to such representation, warranty and covenant set forth above; provided that if Buyer or the Representative, as applicable, delivers written notice to the other party of an indemnification claim for a breach of the representations, warranties and covenants (stating in reasonable detail the nature of, and factual and legal basis for, any such claim for indemnification) within the applicable time periods set forth above, such claim shall survive until finally resolved.
7.02    Indemnification Provisions for Benefit of Buyer.
(a)    Subject to the terms and conditions of this Article VII, each Seller jointly and severally, will indemnify, defend and hold harmless Buyer, Buyer’s Subsidiaries, the Company, each of their respective Affiliates, and their respective successors, assigns, representatives, equityholders, directors, officers and employees (the “Buyer Indemnitees”) from and against any Losses that any Buyer Indemnitee incurs (provided that an indemnification claim with respect to such Losses is made pursuant to this Article VII prior to the end of any applicable survival period) arising from, in connection with, resulting from or caused by any (i) breach or inaccuracy of any representation or warranty made by the Company in Article IV, (ii) any breach of any covenant or agreement in this Agreement or any Ancillary Document of a Seller or the Representative, (iii) dispute or Proceeding regarding the Pro Rata Percentage or the distribution of consideration, cost, fees or expenses between or among the Sellers and the Representative, (iv) any dispute or Proceeding relating to the Holdback Amount after the payment of the Holdback Amount to the Representative pursuant to Section 1.04(a)(iv), (v) Indemnified Taxes or (vi) any matters identified on Schedule 7.02(a)(vi).
(b)    Subject to the terms and conditions of this Article VII, each Seller severally and not jointly, will indemnify, defend and hold harmless the Buyer Indemnitees from and against any Losses that any Buyer Indemnitee incurs (provided that an indemnification claim with respect to such Losses is made pursuant to this Article VII prior to the end of any applicable survival period) arising from, in connection with, resulting from or caused by any breach or inaccuracy of any representation or warranty made by such Seller or the applicable Guarantor in Section 3.02.
(c)    With respect to the matters described in Section 7.02(a)(i) and Section 7.02(b), no Seller will have any liability with respect to such matters until Buyer Indemnitees have incurred aggregate Losses by reason of all such breaches in excess of an amount equal to $235,000 (the “Deductible”), after which point the applicable Sellers will be obligated to indemnify Buyer Indemnitees from and against all indemnifiable Losses in excess of the

Deductible; provided, that the foregoing limitations shall not apply to any indemnifiable Losses resulting from (i) breaches of or inaccuracies in the Fundamental Representations or (ii) Fraud of one or more of the Sellers or the Company.
(d)    With respect to the matters described in Section 7.02(a)(i) and Section 7.02(b), the aggregate maximum amount of Losses recoverable by the Buyer Indemnitees shall in no event exceed an amount equal to the amount of the Indemnity Escrow Fund (the “Representation Cap”); provided, that the foregoing limitation shall not apply to any indemnifiable Losses resulting from (i) breaches of or inaccuracies in the Fundamental Representations (which shall instead be capped at the Cash Payment amount) or (ii) Fraud of one or more of the Sellers or the Company. With respect to the matters described in Section 7.02(a)(vi), the aggregate maximum amount of Losses recoverable by the Buyer Indemnitees shall in no event exceed an amount equal to the amount identified in Schedule 7.02(a)(vi).
(e)    Notwithstanding anything to the contrary in this Agreement, the Buyer Indemnitees shall not be entitled to recover any Losses to the extent reflected or reserved for on the Financial Statements or actually reflected in the calculation of any component of the Cash Payment.
7.03    Indemnification Provisions for Benefit of the Sellers.
(a)    Subject to the terms and conditions of this Article VII, Buyer will indemnify and hold harmless the Sellers and the Guarantors, their respective Affiliates, the Representative, and their respective successors, assigns, representatives, equityholders, directors, officers and employees (the “Seller Indemnitees”) from and against any Losses that any Seller Indemnitee may incur (provided that an indemnification claim with respect to such Losses is made pursuant to this Article VII prior to the end of any applicable survival period) arising from, in connection with, resulting from or caused by (i) any breach or inaccuracy of any representation or warranty made by Buyer in Section 3.01 or (ii) any breach of any covenant or agreement of Buyer in this Agreement or any Ancillary Document.
(b)    With respect to the matters described in Section 7.03(a)(i), Buyer will have no liability with respect to such matters until Seller Indemnitees have incurred aggregate Losses by reason of all such breaches in excess of the Deductible, after which point Buyer will be obligated to indemnify Seller Indemnitees from and against all indemnifiable Losses in excess of the Deductible; provided, that the foregoing limitations shall not apply to any indemnifiable Losses resulting from (i) breaches of or inaccuracies in the Fundamental Representations or (ii) Fraud of Buyer.
(c)    With respect to the matters described in Section 7.03(a)(i), the aggregate maximum liability of Buyer shall be an amount equal to the Representation Cap; provided, that the foregoing limitation shall not apply to any indemnifiable Losses resulting from (i) breaches of or inaccuracies in the Fundamental Representations (which shall instead be capped at the Cash Payment amount) or (ii) Fraud of Buyer.

7.04    Matters Involving Third Parties.
(a)    If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Article VII, then the Indemnified Party shall promptly (and in any event within five (5) Business Days after receiving notice of the Third Party Claim) notify each Indemnifying Party thereof in writing, describing the claim, the amount thereof (if known and quantifiable) and the basis of the claim; provided that the failure to so notify shall not relieve the Indemnifying Party of its obligations hereunder, except if the Indemnifying Party is materially damaged or prejudiced thereby and only to the extent of such material damage or prejudice.
(b)    Any Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim at such Indemnifying Party’s expense, and at its option will have the right within thirty (30) days of the delivery of the Indemnified Party’s notice delivered pursuant to Section 7.04(a) to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, that, if the Indemnified Party is a Buyer Indemnitee, the Indemnifying Party shall have such right only if (i) the control of such Third Party Claim by the Indemnifying Party would not reasonably be expected to cause any Indemnified Party’s coverage under the R&W Insurance Policy to be adversely affected, (ii) a Buyer Indemnitee (or the issuer of the R&W Insurance Policy, if applicable) is not required to control the contest, defense, litigation or settlement of such claim pursuant to the R&W Insurance Policy, (iii) the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party for all Losses relating to such Third Party Claim; (iv) the Third Party Claim seeks only monetary damages, (v) the Third Party Claim does not involve any allegation of fraud or violation of criminal Law, and (vi) the Indemnifying Party certifies in writing to the Indemnified Party that, as of such time, the Indemnifying Party has sufficient financial resources in order to indemnify for the full amount of any potential Losses in connection with such Third Party Claim; provided, further, that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim (it being understood, however, that the Indemnifying Party shall control such defense and shall be liable solely for the costs and expenses of counsel of its choice reasonable satisfactory to the Indemnified Party).
(c)    The Indemnifying Party, if it shall have assumed the defense of any Third Party Claim as provided in this Agreement, shall (i) conduct the defense of such Third Party Claim with reasonable diligence and keep the Indemnified Party reasonably informed of material developments in the Third Party Claim that materially affect the Indemnified Party and (ii) not consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim without the prior written consent of the Indemnified Party (which consent, subject to the terms of the R&W Insurance Policy, shall not be unreasonably withheld, conditioned or delayed); provided, however, that the Indemnifying Party may, subject to the terms of the R&W Insurance Policy, consent to such a settlement or entry of judgment to the extent (w) it includes an unconditional release of the Indemnified Party of all liability with respect to such Third Party Claim, (x) the damages payable under the settlement are limited to monetary payments and paid in full by the Indemnifying Party, (y) it would not reasonably be expected to materially affect the Taxes of Buyer, the Company or any of their Affiliates with respect to any taxable period or portion thereof beginning after the Closing Date, and (z) it does not contain an admission of liability (other than a liability for Taxes with respect to a Pre-Closing Tax Period) on the part of any Indemnified Party.
(d)    If an Indemnified Party is entitled to indemnification against a Third Party Claim, and the Indemnifying Party fails to accept a tender of, or assume or diligently conduct the defense of, a Third Party Claim pursuant to Section 7.04(a), the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith, to contest, defend and litigate such Third Party Claim, and (with the written consent of the Indemnifying Party) may, subject to the terms of the R&W Insurance Policy, settle such Third Party Claim either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided, however, that at least five (5) days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Party.
(e)    The Indemnified Party will reasonably cooperate with the Indemnifying Party and its counsel in the review, investigation and defense of any Third Party Claim, shall make reasonably available its personnel, and shall provide such testimony and access to its books and records as is reasonably requested by the Indemnifying Party in connection therewith.
7.05    Determination of Losses.
(a)    The amount of any Loss subject to indemnification under this Article VII shall be calculated net of any insurance proceeds actually received by the Indemnified Party on account of such Loss (net of increased premiums or other related costs, expenses, fees or charges and excluding any proceeds related to the R&W Insurance Policy). In the event that an insurance recovery (other than under the R&W Insurance Policy) is made by any Indemnified Party with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the amount of the recovery (net of increased premiums or other related costs, expenses, fees or charges) shall be made promptly to the Indemnifying Party that made or directed such indemnification payments to such Indemnified Party.
(b)    Notwithstanding anything to the contrary contained in this Agreement all “material”, “Material Adverse Effect” or similar materiality type qualifications (specifically excluding “adversely” or “negatively”) in the representations and warranties set forth in Articles III and IV shall be ignored and not given any effect for purposes of determining, (i) except (x) in the first sentence of Section 4.07(b) and Section 4.08(b) and (y) when used as part of the defined terms “Material Contracts”, “Material Customers” and “Material Suppliers”, whether there is any breach of or inaccuracy in any representation or warranty, and (ii) the amount of any Loss which may be claimed pursuant to this Article VII in connection with any such misrepresentation or breach.
(c)    For the avoidance of doubt, and notwithstanding anything to the contrary, none of the limitations set forth in this Article VII shall apply in the case of Fraud.

7.06    Mitigation. The Indemnified Party shall, and is obligated to, take all reasonable steps, as required by applicable Law, to mitigate all indemnifiable Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses hereunder.
7.07    Exclusive Remedy. Buyer and the Sellers acknowledge and agree that, except with respect to Fraud or in the event that Buyer or the Company seeks specific performance (including seeking specific performance under the Restrictive Covenant Agreements), the indemnification provisions in this Article VII shall be the sole and exclusive remedy of Buyer and the Sellers with respect to the transactions contemplated by this Agreement. Nothing in this Section 7.07 shall prevent or prohibit a Party from seeking and/or obtaining specific performance in accordance with Section 9.10.
7.08    Other Indemnification Matters.
(a)    All indemnification payments under this Article VII will be deemed adjustments to the Cash Payment.
(b)    Buyer agrees that, if it or any other Buyer Indemnitee has indemnification claims for Losses under Section 7.02(a)(i) (which claim is not for Losses related to a breach of or inaccuracy in the Fundamental Representations or Fraud), Buyer or such other Buyer Indemnitee shall seek recovery with respect to such claims as follows:
(i)    first, if any portion of the Indemnity Escrow Fund is remaining, then Buyer Indemnitee shall pursue recovery from the remaining portion of the Indemnity Escrow Fund; and
(ii)    second, if no portion of the Indemnity Escrow Fund is remaining, then Buyer Indemnitee shall pursue recovery by making and pursuing a claim under the R&W Insurance Policy;
subject, in each case, to the provisions and limitations set forth in this Agreement.
7.09    Insurance Policies.
(a)    The Parties acknowledge and agree Buyer is acquiring the R&W Insurance Policy in connection with the consummation of the transactions contemplated this Agreement.
(b)    Without limiting Section 7.09(a), each of Buyer and, after the Closing, the Company, agrees (on behalf of itself and each of its respective Affiliates) that (i) except in cases of its Fraud or in accordance with this Agreement, no Seller or any of his, her or its past, present or future Affiliates, owners, managers, members, general or limited partners, shareholders, directors, officers, employees, agents, advisors or representatives will have any liability whatsoever for or under the R&W Insurance Policy (including for any premiums or other amounts payable in respect thereof); and (ii) the absence of coverage under the R&W Insurance Policy for any reason, including due to exclusions from coverage thereunder or the failure of the R&W Insurance Policy to be in full force and effect for any reason, will not expand, alter, amend, change or otherwise affect any Seller’s or any of his, her or its past, present or future

Affiliates, owners, managers, members, general or limited partners, shareholders, directors, officers, employees, agents, advisors or representatives’ liability under this Agreement.
7.10    Guarantee.
(a)    To induce Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement, each Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees to each Buyer Indemnitee the due and punctual payment and performance obligations of the Seller identified opposite such Guarantor’s name on Schedule 1.02 pursuant to this Agreement, including the indemnification obligations pursuant to this Article VII, as, if and when those obligations become due or are to be discharged under this Agreement (collectively, the “Guaranteed Obligations”). If a Seller fails to pay or discharge any portion of the Guaranteed Obligations when due or to be discharged, upon Buyer’s demand, the applicable Guarantor, for and on behalf of such Seller, shall immediately pay or discharge such portion of the Guaranteed Obligations, and any Buyer Indemnitee may, at any time and from time to time, at such Person’s option, take any and all actions available hereunder to collect or seek performance of the Guaranteed Obligations. Any Buyer Indemnitee may, in its sole discretion, bring and prosecute a separate Proceeding against the applicable Guarantor, for and on behalf of a Seller for the full payment or performance of the defaulting Guaranteed Obligations, regardless of whether such Seller is joined in any such Proceeding or Proceedings.
(b)    Each Guarantor hereby waives notice of acceptance of the provisions of this Section 7.10 and notice of any liability to which it may apply, and waives diligence, presentment, demand of payment, protest, notice of dishonor or nonpayment of any such liabilities, suit or taking other action or making any demand by any Buyer Indemnitee against, and any other notice to, any Person liable thereon, other than those notices required to be delivered pursuant to this Agreement. Each Guarantor hereby agrees that his, her or its liability under this Section 7.10 shall be absolute and unconditional, irrespective of, in whole or in part, any (i) change in the manner, place or terms of, change or extension of the time of payment of, or renewal or alteration of, any of the Guaranteed Obligations, any security therefor, or any liability incurred directly or indirectly in respect thereof, and this Section 7.10 shall apply to the Guaranteed Obligations so changed, extended, renewed or altered, (ii) exercise or refraining from exercising any rights against any Person or otherwise acting or refraining from acting, (iii) settlement or compromise by any Buyer Indemnitee of any of the Guaranteed Obligations, (iv) application of any sum by whomsoever paid or howsoever realized to any liabilities of such Guarantor to any Buyer Indemnitee regardless of what liabilities of such Guarantor remain unpaid or unperformed, or (v) consent or waiver of any breach of, or any act, omission or default under, or modification, supplement or amendment to any provision of any document relating to any Guaranteed Obligations. It is understood and agreed that any Buyer Indemnitee may take any action set forth in Section 7.10(a), without the consent of, or notice to, a Guarantor or the applicable Seller without incurring responsibility or liability to such Guarantor or the applicable Seller, and without impairing or releasing the obligations of a Guarantor hereunder.

ARTICLE VIII
DEFINITIONS
8.01    Defined Terms. As used herein, the following terms shall have the following meanings:
“401(k) Plan” has the meaning set forth in Section 5.04(e).
“Accounting Methodologies” means GAAP, subject to the same exceptions and using the same accounting methods, policies, practices and procedures, with consistent classification, judgments, and estimation methodology, as were used in preparing the Year-End Financial Statements for the fiscal year ended December 31, 2020; provided, that in the event of a conflict between GAAP and the accounting methods, policies, practices, procedures and classification, judgments, and estimation methodologies used in preparing the Year-End Financial Statements for the fiscal year ended December 31, 2020, GAAP shall control. For the avoidance of doubt, the Accounting Methodologies shall (i) not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement; and (ii) be based on facts and circumstances as they exist prior to the Closing and shall exclude the effect of any act, decision or event occurring after the Closing.
“Accounts Receivable” means: (a) all trade accounts receivable and other rights to payment from customers of the Company and the full benefit of all security for such accounts or debts, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers; (b) all other accounts or notes receivable and the full benefit of all security for such accounts or notes; and (c) any claims, remedies and other rights related to any of the foregoing.
“Acquisition Engagement” has the meaning set forth in Section 9.15.
“Adjustment Escrow Amount” means an amount equal to Three Hundred Thousand Dollars ($300,000.00).
“Adjustment Escrow Fund” means the escrow account maintained by the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement, into which the Adjustment Escrow Amount is deposited on the Closing Date.
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.
“Affiliate Agreements” has the meaning set forth in Section 4.20(a)(xii).
“Affiliated Transaction” has the meaning set forth in Section 4.19.
“Agreement” has the meaning forth in the Preamble.

“Ancillary Documents” means the agreements, documents, instruments and certificates contemplated by this Agreement to be executed or delivered in connection with the consummation of the transactions contemplated by this Agreement.
“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption and bribery, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended.
“Anti-Terrorism Laws” means any Law relating to terrorism or money laundering, including Executive Order No. 13224, effective September 24, 2001, The Currency and Foreign Transactions Reporting Act (31 U.S.C. §§ 5311 5330), the Trading With the Enemy Act (50 U.S.C. §§ 1-44, as amended), the International Emergency Economic Powers Act (50 U.S.C. § 1701 et seq.) and the USA Patriot Act of 2001.
“Authorized Action” has the meaning set forth in Section 9.14(d).
“Bankruptcy and Equity Exceptions” has the meaning set forth in Section 3.01(c).
“Base Purchase Price” means an amount equal to Forty-Seven Million Dollars $47,000,000.00.
“Bid” means any bid, tender, proposal or quotation submitted in response to a Governmental Authority’s solicitation, invitation for bid, request for proposal or request for quotations that if accepted would lead to the award of a Contract.
“Books and Records” means, with respect to the Company, all records, documents, lists and files relating to the Company, its assets and properties, and its business, including executed originals (or copies of executed originals when executed originals are not available) of all Tax Returns, Contracts, purchase orders, sales orders, price lists, lists of accounts, customers, suppliers, employees, contractors, consultants and other personnel, shipping records, all product, business and marketing plans, sales and product brochures, and catalogs and other sales literature and materials, historical sales data and all books, ledgers, files, financial statements and other financial and accounting records (and related work papers and correspondence from accountants), minute books, all records relating to deeds, title policies, computer files, programs and retrieved programs, environmental studies and plans and business records, in each case, whether in hard copy, electronic form or otherwise.
“Business Day” means any day, excluding Saturday, Sunday and any other day on which commercial banks in New York, New York are authorized or required by law to close.
“Buyer” has the meaning set forth in the Preamble.
“Buyer Indemnitees” has the meaning set forth in Section 7.02(a).
“CARES Act” means The Coronavirus Aid, Relief, and Economic Security Act, Pub.L. 116–136 (03/27/2020) and Division N (Additional Coronavirus Response and Relief) of Section 9 of the Consolidated Appropriations Act, Pub.L. 116-260 (12/21/2020).
“Cash Amount” means, as of 12:01 a.m. Pacific time on the Closing Date, (i) the fair market value (expressed in United States dollars) of all unrestricted cash and cash equivalents of any kind (including bank account balances, marketable securities, short term investments, deposits in transit, any received and uncleared checks, wires or drafts) and certificates of deposit of the Company, minus (ii) any outstanding outgoing checks, wires or drafts, each as determined in accordance with the Accounting Methodology. Any amounts that are to be included in any calculation of the Cash Amount that are expressed in a currency other than U.S. dollars shall be converted into U.S. dollars at the applicable exchange rate at 12:01 a.m. Pacific time on the Closing Date.
“Cash Payment” means the amount equal to (a) the Base Purchase Price, plus (b) the Cash Amount (if a positive number), minus (c) the absolute value of the Cash Amount (if a negative number), minus (d) the outstanding amount of all Funded Debt as of the Closing, minus (e) the Transaction Expenses Amount, minus (f) the Holdback Amount, minus (g) the Working Capital Deficit, if any, plus (h) the Working Capital Surplus, if any.
“CERCLA” has the meaning given in Section 4.10(f).
“Closing” has the meaning set forth in Section 2.01.
“Closing Date” has the meaning set forth in Section 2.01.
“Closing Statement” has the meaning set forth in Section 1.05.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the Preamble.
“Company Data” has the meaning set forth in Section 4.21(k).
“Company Engagements” has the meaning set forth in Section 9.15.
“Company IP” means all Intellectual Property Rights that the Company owns or purports to own.
“Company Representative” means, with respect to any Person, any and all directors, officers, employees, agents or other duly authorized representatives of such Person.
“Company Stock” means all of the issued and outstanding stock of the Company, as set forth on Schedule 1.01.
“Contract” means any oral or written contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, franchise, insurance policy, commitment or other arrangement or agreement.
“Copyright” means a work of authorship (whether or not published), copyright, design or mask work and any registration (and any similar rights) and applications therefor.
“COVID-19 Quarantine Period” means, with respect to each regular work location, the period during which the state or local Governmental Authority restricted nonessential work at such location.

“Data Room” means that certain electronic data room hosted by FirmEx under the name “Project Seal.”
“Deductible” has the meaning set forth in Section 7.02(c).
“Designated Courts” has the meaning set forth in Section 9.09(a).
“Disclosure Schedule” means the disclosure schedule delivered by the Company to Buyer on the date hereof regarding certain exceptions to the representations and warranties in Section 3.02 and Article IV hereof.
“Distributor” has the meaning set forth in Section 4.22(c).
“Distributor Agreements” has the meaning set forth in Section 4.20(a)(xv).
“Employment Agreements” means the employment agreements between the Company and Stephen Pruitt, Timothy Kippen, and G. Michael Beckage.
“Environmental Claim” means any action, suit, claim, notice, investigation or other legal proceeding by any Person alleging potential liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Substances; (b) the transport or disposal of any Hazardous Substances; or (c) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.
“Environmental Laws” means all Laws enacted and in effect on or prior to the Closing Date concerning pollution or protection of (i) the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, control, or cleanup of any Hazardous Substances, and (ii) human health and safety related to clause (i) above.
“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is treated with the Company as a single employer within the meaning of Section 414 of the Code.
“Escrow Agent” means CitiBank, a national banking association
“Escrow Agreement” means that certain Escrow Agreement with the Escrow Agent, Representative and Buyer, dated as of the date hereof.

“Escrow Amount” means an amount equal to the sum of the Adjustment Escrow Amount plus the Indemnity Escrow Amount.
“Estimated Cash Payment” has the meaning set forth in Section 1.03.
“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including, without limitation, the U.S. Export Administration Regulations administered by the U.S. Department of Commerce or the customs and import Laws administered by U.S. Customs and Border Protection.
“Financial Statements” has the meaning set forth in Section 4.07.
“Fraud” means common law fraud established by the standard of proof applicable under common law in the State of Delaware.
“Federal Contract” means any prime contract, basic ordering agreement, letter contract, purchase order, delivery order, change order, assistance agreement, grant, cooperative agreement, or other similar arrangement or commitment with (i) a U.S. federal Governmental Authority (acting on its own behalf or on behalf of another country or international organization), (ii) a prime contractor or grant/cooperative agreement recipient performing under a prime contract, grant/cooperative agreement, or other instrument within this definition of Federal Contract with a U.S. federal Governmental Authority, or (iii) a subcontractor, vendor, or subrecipient performing under a prime contract, grant/cooperative agreement, or other instrument within this definition of Federal Contract with a U.S. federal Governmental Authority.
“Federal Proposal” means any quotation, application, bid or other proposal by or in respect of a Person which, if accepted or awarded, would result in a Federal Contract with such Person.
“Flow-Through Tax Returns” means any Tax Return (such as an IRS Form 1120S and associated Forms K-1 and corresponding state and local Tax Returns) that allocates income or Taxes to an entity’s beneficial owners and does not reflect or concern Taxes that are imposed on the entity itself for which the Tax Return is filed.
“Fundamental Representations” has the meaning set forth in Section 7.01(b).
“Funded Debt” means, without duplication, with respect to the Company, as of immediately prior to Closing, (a) all obligations for borrowed money, (b) all obligations of the Company evidenced by bonds, debentures, notes, debt securities or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (c) indebtedness for the deferred purchase price of property or services with respect to which the Company is liable, other than ordinary course trade payables, including any earn out or similar obligations related to any past acquisitions or transactions (calculated based on the maximum amount payable); (d) all reimbursement obligations of the Company with respect to letters of credit, to the extent drawn, banker’s acceptances or similar facilities issued for the account of the Company; (e) all obligations of the Company in respect of leases which are, or are in accordance with GAAP required to be, capitalized; (f) all payment obligations under any interest rate swap agreements or interest rate hedge agreements to which the Company is party; (g) any liability under conditional sale or title retention agreements; (h) unpaid bonuses (other than the partial year employee bonus actually included in the calculation of Working Capital) and any bonus which is, or should be under GAAP, accrued on the Company’s balance sheet, outstanding severance (other than the severance with respect to one identified employee actually included in the calculation of Working Capital) and deferred compensation, plus the employer portion of any payroll Taxes attributable to the foregoing; (i) obligations of the types described in clauses (a) through (h) of a Person other than the Company that are guaranteed, directly or indirectly, in any manner by the Company; and (j) any interest owed with respect to the indebtedness referred to above and premiums (including prepayment premiums), breakage costs or fees related thereto.
“GAAP” means United States generally accepted accounting principles.
“Government Contract” has the meaning set forth in Section 4.20(b).
“Government Loan” means any obligation for borrowed money under the Paycheck Protection Program or any other loan or liquidity program authorized by the CARES Act or any other state or federal relief program.
“Governmental Authority” means any foreign, federal, state, provincial or local governmental or regulatory commission, arbitrator, board, bureau, agency, department, ministry, court or regulatory or administrative body, including any authority or other quasigovernmental entity established to perform any of such functions.
“Guaranteed Obligations” has the meaning set forth in Section 7.10(a).
“Guarantor” has the meaning set forth in the Preamble.
“Hazardous Substances” means any chemicals, materials or substances which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” or “extremely hazardous wastes,” under any Environmental Law and petroleum and petroleum products, crude oil or any fraction thereof, asbestos and polychlorinated biphenyls.
“Holdback Amount” means $50,000.
“Inbound License” has the meaning set forth in Section 4.20(a)(vii).
“Indemnified Party” has the meaning set forth in Section 7.04(a).
“Indemnified Taxes” means, without duplication for amounts expressly and actually included in the final calculation of Working Capital used in the final Closing Statement prepared in accordance with Section 1.05, any and all Taxes imposed on or attributable to (i) the Company for any Pre-Closing Tax Period, (ii) Sellers or any of their Affiliates (other than the Company) for any taxable period, (iii) another Person for a Pre-Closing Tax Period for which the Company is liable by reason of Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. Tax law), transferee or successor liability, Contract, or operation of Law, in each case resulting from an event, transaction or Contract entered into, as applicable, prior to Closing, and (iv) any Taxes imposed on or attributable to the Company that arise on the Closing Date as a result of actions taken by the Company at the direction of the Sellers, which actions are outside the Ordinary Course of Business.

“Indemnifying Party” has the meaning set forth in Section 7.04(a).
“Indemnity Escrow Amount” means an amount equal to Two Hundred Thirty Five Thousand Dollars ($235,000).
“Indemnity Escrow Fund” means the escrow account maintained by the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement, into which the Indemnity Escrow Amount is deposited on the Closing Date.
“Independent Auditor” has the meaning set forth in Section 1.05.
“Insurance Policies” has the meaning set forth in Section 4.17.
“Intellectual Property Rights” means all intellectual property rights or similar rights arising from or associated with the following, whether protected, created, or arising under the Laws of the United States or any other jurisdiction, including (a) Patents; (b) Trademarks; (c) Copyrights; (d) Trade Secrets; (e) Software, and (f) any other intellectual property rights of any kind or nature.
“Interim Financial Statements” has the meaning set forth in Section 4.07.
“ITAR” has the meaning set forth in Section 4.25(e).
“IT Systems” has the meaning set forth in Section 4.21(k).
“Inventory” has the meaning set forth in Section 4.07(e).
“Knowledge” means (i) with respect to any Person other than the Company or Buyer, actual knowledge after reasonable inquiry, (ii) with respect to the Company, and with respect to any matter in question, (a) all facts that are actually known on the date hereof by any Guarantor, David Cosgrove, Rollin White and Kirsten Larsen, and (b) the knowledge that such identified individuals would have had if each of them had made due inquiry of their respective direct reports in connection with making the representations and warranties in this Agreement; and (iii) with respect to Buyer, and with respect to any matter in question, (a) all facts that are actually known on the date hereof by William M. Clancy and Daniel Damstra, and (b) the knowledge that such identified individuals would have had if each of them had made due inquiry of their respective direct reports in connection with making the representations and warranties in this Agreement.
“Law” means any federal, state, local, municipal, foreign, order, constitution, law, ordinance, rule, regulation, pronouncement, policy, statute, treaty consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Authority.
“Leased Real Property” has the meaning given in Section 4.16.
“Lien” means any lien (statutory or consensual), charge, mortgage, pledge, security interest, conditional sales agreement, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, right of first refusal or other encumbrance (other than restrictions on transfer generally arising under federal and state securities Laws).
“Loss” means, with respect to any Person, any damage, liability, demand, claim, action, cause of action, cost, deficiency, penalty, fine or other loss or out-of-pocket expense (including reasonable attorneys’ fees), whether or not arising out of a third party claim or a claim by or among the Parties, against or affecting such Person.
“Material Adverse Effect” means any material adverse effect on (a) the assets, value, cash flow, EBITDA, results of operations or financial condition of the Company taken as a whole, provided that any adverse change, effect, event, occurrence, state of facts or development attributable to any of the following shall not constitute, and shall not be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) conditions generally affecting the industry in which the Company participates, the U.S. or global economy as a whole or the capital, credit or financial markets in general or the markets in which the Company operates; (ii) any change in accounting requirements or principles or any change in applicable Laws or the interpretation thereof by a Governmental Authority; (iii) any acts of war (whether or not declared), armed hostilities, sabotage or terrorism occurring after the date of this Agreement or the continuation, escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement; (iv) any earthquakes, hurricanes, floods or other natural disasters; (v) any pandemics, including but not limited to coronavirus disease 2019, or COVID-19, and the viruses related thereto or associated therewith (vi) the failure by the Company to meet any projections, estimates or budgets for any period prior to, on or after the date of this Agreement (but excluding herefrom any effect, event, development, occurrence or change underlying such failure to the extent such effect, event, development, occurrence or change would otherwise constitute a Material Adverse Effect); provided, however, that the exceptions in clauses (ii), (iii) or (iv) shall apply to the extent that such adverse change, effect, event, occurrence, state of facts or development referred to in any such exception has a disproportionate impact on the Company in relation to other Persons in the industry or the geographies in which the Company operates, or (b) the ability of the Company to consummate the transactions contemplated by this Agreement.
“Material Contracts” has the meaning set forth in Section 4.20(a).
“Material Customer” means any Person identified on Section 4.22(b) of the Disclosure Schedule.
“Material Supplier” means any Person identified on Section 4.22(a) of the Disclosure Schedule.
“Miller Shah” has the meaning set forth in Section 9.15.
“Non-US Plan” has the meaning set forth in Section 4.14(n).
“Objection Disputes” has the meaning set forth in Section 1.05.
“Objection Statement” has the meaning set forth in Section 1.05.

“Open Source Software” means any software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) the Apache Software Foundation License; (ii) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (iii) The Artistic License (e.g., PERL); (iv) the Mozilla Public License; (v) the Netscape Public License; (vi) the Sun Community Source License (SCSL); (vii) the Sun Industry Standards License (SISL); (viii) Affero General Public License (AGPL); (ix) Common Development and Distribution License (CDDL); or (x) any license or distribution agreement or arrangement now listed by the Open Source Initiative as an open source license on www.opensource.org or any successor website thereof or in the Free Software Directory maintained by the Free Software Foundation on http://directory.fsf.org/ or any successor website thereof.
“Owned Software” has the meaning given in Section 4.21(i).
“Ordinary Course of Business” means the ordinary course of business of the Company consistent with past practice, to the extent fully in compliance with all applicable Laws.
“Organizational Documents” has the meaning given in Section 2.03(d).
“Patent” means a patent or application for a patent, including any continuation, divisional, continuation-in-part or reissue of a patent application or any resulting patent, industrial design registrations and applications, design rights and inventions.
“Party” or “Parties” has the meaning set forth in the Preamble.
“Paycheck Protection Program” means the Paycheck Protection Program established by the CARES Act.
“Pension Benefits” has the meaning set forth in Section 4.14(n).
“Permits” has the meaning set forth in Section 4.18.
“Permitted Liens” means (a) statutory liens for current Taxes or other governmental charges not yet due and payable; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business; (c) zoning, entitlement, building and other land use regulations imposed by any Governmental Authority having jurisdiction over Leased Real Property which are not violated by the current use and operation of the Leased Real Property; (d) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property which do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the business of the Company; (e) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; and (f) purchase money liens and liens securing rental payments under capital lease arrangements.
“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock corporation, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

“Personal Data” means all data relating to one or more individual(s) that is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data available to the Company, is capable of identifying an individual), including all data or information that constitutes personal information, personal data, sensitive personal information, personally identifiable information or similar term under any Privacy Laws.
“Plans” has the meaning set forth in Section 4.14(a).
“Post-Closing Clients” has the meaning set forth in Section 9.15(a).
“Pre-Closing Clients” has the meaning set forth in Section 9.15.
“Pre-Closing Tax Period” means any taxable periods before the Closing Date and the portion through the end of the day prior to the Closing Date for any taxable period that begins before and ends after the Closing Date.
“Privacy Agreements” has the meaning set forth in Section 4.26(a).
“Privacy and Data Security Policies” has the meaning set forth in Section 4.26(a).
“Privacy Laws” has the meaning set forth in Section 4.26(a).
“Proceeding” means any action, claim, complaint, audit, charge, investigation, petition, demand, inquiry, notice of violation, subpoena, summons, suit, mediation, arbitration or other formal proceeding, whether civil, criminal, administrative, regulatory or otherwise, at Law or in equity, whether or not by or before any arbitral body of competent jurisdiction or any Governmental Authority.
“Processing” means any operation or set of operations which is performed on personal data or on sets of personal data, whether or not by automated means, including the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal, disclosure or other activity regarding data (whether electronically or in any other form or medium).
“Pro Rata Percentage” means with respect to each Seller, a percentage, which is set forth on Schedule 1.01, determined by dividing (i) the total number of shares of Company Stock that are held by such Seller immediately prior to the Closing by (ii) the total number of shares of Company Stock that are held by all Sellers immediately prior to the Closing.
“R&W Insurance Policy” means the Representations and Warranties Insurance Policy issued in connection with the transactions contemplated hereby by Everest Indemnity Insurance Company.
“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).
“Releasee” has the meaning given in Section 5.04(a).

“Releasor” has the meaning given in Section 5.04(a).
“Representation Cap” has the meaning set forth in Section 7.02(d).
“Representative” has the meaning set forth in Section 9.14(a).
“Restrictions” means any restriction on the exercise of any rights related to the equity securities of a Person, including proxies, voting agreements, transfer restrictions, agreements to sell or purchase and similar items, but excluding restrictions on transfer generally arising under federal and state securities Laws.
“Restrictive Covenant Agreements” has the meaning set forth in Section 2.03(l).
“Sanctioned Country” means any country or region, or government regime that is the subject or target of a comprehensive embargo, or trade and economic restrictions, under Sanctions Laws (including, without limitation, Cuba, Iran, North Korea, Sudan, Syria, Venezuela, and the Crimea region of Ukraine).
“Sanctioned Person” means any individual or entity that is officially designated or listed as a party of concern, or identified as the subject or target of sanctions or restrictions, under Sanctions Laws or Ex-Im Laws, including: (i) any individual or entity listed on any applicable U.S. or non-U.S. government sanctions- or export-related government restricted party list, or U.S. or non-U.S. government agency lists, including, without limitation, OFAC’s Specially Designated Nationals and Blocked Persons List; (ii) any entity that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (i) to the extent such entity is identifiable from such publicly available designation or list; (iii) any national of a Sanctioned Country if such nationality is actually known by any officer, director or employee of the Company, or (iv) any individual or entity included on the U.S. Department of Commerce Bureau of Industry and Security’s Lists of Parties of Concern.
“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions or restrictions, including, without limitation, the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State), or the United Nations Security Council and the European Union.
“Securities Act” means the Securities and Exchange Act of 1933, as amended.
“Seller” has the meaning set forth in the Preamble.
“Software” means computer software programs and software systems, including databases, compilations, tool sets, compilers, higher level or “proprietary” languages and related documentation and materials, whether in source code, object code or human readable form, all descriptions, flow-charts and other work product used to design, plan, organize, maintain, support or develop any of the foregoing, the technology supporting, and the contents and audiovisual displays on any websites, and all documentation, including programmers’ notes and source code annotations, user manuals and training materials relating to any of the foregoing, including any translations thereof.

“SSO” means any standard setting organizations or associations, patent pools or other entities that seek to develop or establish technology standards relating to any of the products or services that the Company has offered, currently offer or plan to offer in their respective businesses.
“Subsidiary” or “Subsidiaries” of any Person means any corporation, partnership, limited liability company or other legal entity in which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity or ownership interests, the holder of which is generally entitled to elect a majority of the board of directors or other governing body of such legal entity.
“Tail Policy” has the meaning set forth in Section 2.03(n).
“Tax” or “Taxes” means all federal, provincial, territorial, state, municipal, local, domestic, foreign or other taxes, imposts, and assessments including ad valorem, capital, capital stock, customs and import duties, disability, documentary stamp, employment, excise, franchise, gains, goods and services, gross income, gross receipts, income, intangible, inventory, license, mortgage recording, net income, occupation, payroll, personal property, production, profits, property, real property, recording, rent, sales, escheat, social security, stamp, transfer, transfer gains, unemployment, use, value added, windfall profits, and withholding, together with any interest, additions, fines or penalties with respect thereto or in respect of any failure to comply with any requirement regarding Tax Returns and any interest in respect of such additions, fines or penalties and shall include any transferee liability in respect of any and all of the above.
“Tax Return” means any declaration, estimate, return, report, information statement, schedule or other document (including any related or supporting information) with respect to Taxes that is required to be filed with any Taxing Authority.
“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority that has the right to impose Taxes on the Company.
“Third Party Claim” has the meaning set forth in Section 7.04(a).
“Trade Control Laws” has the meaning set forth in Section 4.25(b).
“Trade Secrets” means non-public know-how, inventions, discoveries, improvements, concepts, ideas, methods, processes, designs, plans, schematics, drawings, formulae, technical data, customer lists, specifications, research and development information, technology and product roadmaps, databases and other confidential information or trade secrets, in each case protectable under the Laws of an applicable jurisdiction, excluding any Copyrights or Patents that may cover or protect any of the foregoing.
“Trademarks” means trade names, trademarks and service marks (registered and unregistered), domain names and other Internet addresses or identifiers, trade dress and similar rights and applications (including intent to use applications) to register any of the foregoing and registrations and renewals therefor.
“Transaction Expenses” means all fees and expenses payable by the Company and Sellers in connection with the negotiation or consummation of the transactions contemplated by this

Agreement, including (a) the amount of investment banking, accounting, attorney or other professional or third-party fees, costs or expenses incurred or payable by the Company or the Sellers with respect to the negotiation and preparation of this Agreement, the transactions contemplated by this Agreement process undertaken by or on behalf of the Company or Sellers which resulted in this Agreement (or any alternative transaction), including all fees and expenses payable by Sellers and the Company to Miller Shah LLP, Barrad and Shilling, CPA, and BDO USA, LLP, (b) the amount of all severance or sale, change in control, retention or similar bonuses, if any, payable to any current or former, officers, directors, employees or independent contractors of the Company that become payable in connection with the consummation of the transactions contemplated by this Agreement (including the employer portion of any payroll or employment Taxes incurred in connection with such amounts), and (c) the Tail Policy.
“Transaction Expenses Amount” means an amount equal to all Transaction Expenses that have not been paid prior to the Closing Date, whether or not the Company has been billed for such expenses.
“Transfer Taxes” has the meaning set forth in Section 6.03.
“Working Capital” means as of 12:01 a.m. Pacific time on the Closing Date (a) the current assets (excluding any Cash Amount) of the Company included in the Accounting Methodologies (as illustrated on Exhibit A), minus (b) the current liabilities (excluding Transaction Expenses and Funded Debt) of the Company in accordance with the Accounting Methodologies (as illustrated on Exhibit A). Any amounts that are to be included in any calculation of Working Capital that are expressed in a currency other than U.S. dollars shall be converted into U.S. dollars at the applicable exchange rate at 12:01 a.m. Pacific time on the Closing Date. Notwithstanding anything to the contrary (including the application of the Accounting Methodologies), all liability with respect to the subject of the disclosure on Section 4.09 of the Disclosure Schedule shall be deemed a current liability for purposes of the calculation of Working Capital.
“Working Capital Deficit” means the amount by which the Working Capital as of the Closing Date is less than $10,429,984.
“Working Capital Surplus” means the amount by which the Working Capital as of the Closing Date is greater than $10,629,984.
“Work Product” means, with respect to a Person, all tangible and intangible original work product developed within the scope of the Person’s service or employment by the Company.
“Year-End Financial Statements” has the meaning set forth in Section 4.07.
8.02    Other Definitional Provisions.
(a)    Unless otherwise indicated to the contrary herein by the context or use thereof: (i) masculine gender shall also include the feminine and neutral genders, and vice versa; and (ii) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(b)    All references to “$” in this Agreement shall be deemed references to United States dollars.
(c)    Unless the context of this Agreement otherwise requires, references to Laws or statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.
(d)    To the extent that any documents or other materials were present in the Data Room at least twenty four (24) hours prior to the Closing Date, such documents or other materials shall be deemed “provided” and “made available” (and all similar phrases used herein that mean such) to Buyer for all purposes of this Agreement; provided, however, that no document or other materials shall be deemed to have been “provided” or “made available” unless a legible and complete copy thereof has been posted in the Data Room in a folder within the Data Room in which a reasonable person would anticipate such document or information to be located.
(e)    Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.
ARTICLE IX
GENERAL PROVISIONS
9.01    Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand or email, by nationally recognized next day delivery service, or by United States mail. Notices delivered by mail shall be deemed given five (5) Business Days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested. Notices delivered by hand or email, or by nationally recognized next day delivery service shall be deemed given on the day receipt is acknowledged; provided, however, that a notice delivered by email shall only be effective if such notice is confirmed as received by the recipient. Notices delivered by hand must also be delivered, by nationally recognized next day delivery service, on or before two (2) Business Days after its delivery by hand. All notices shall be addressed as follows:

if to Buyer to:
Vishay Precision Group, Inc.
3 Great Valley Parkway, Suite 150
Malvern, PA 19355
Attention: William M. Clancy
Email: bill.clancy@vpgsensors.com
with a copy to (which copy shall not constitute notice to Buyer):
Troutman Pepper Hamilton Sanders LLP
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA 19103
Attention: Barry M. Abelson and Mark T. Wilhelm
Email: barry.abelson@troutman.com and mark.wilhelm@troutman.com if to the Sellers or the Guarantors to each of:
Stephen D. Pruitt

Email:
Timothy J. Kippen

Email:
G. Michael Beckage

Email:
if to the Representative:
Timothy J. Kippen

Email:

With a copy of correspondence to any of the Sellers, the Guarantors or the Representative to (which copy shall not constitute notice):
Miller Shah LLP
2 Hudson Place, Suite 100
Hoboken, NJ 07030
Attention: Nicholas Day
Email: nday@millershah.com
and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 9.01.
9.02    Entire Agreement. This Agreement (including the Exhibits and Schedules attached hereto) and the Ancillary Documents, contain the entire understanding of the Parties in respect of their subject matter and supersede all prior agreements and understandings (oral or written) between the Parties with respect to such subject matter, other than the Confidentiality Agreement. The Disclosure Schedule, Exhibits and Schedules constitute a part hereof as though set forth in full above.
9.03    Expenses. Except as otherwise provided herein, the Parties shall pay their own fees and expenses, including their own counsel fees, incurred in connection with this Agreement.
9.04    Amendment; Waiver. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by Buyer and the Representative. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the Parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts.
9.05    Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of the Parties and their respective successors and assigns. Nothing expressed or implied herein or therein shall be construed to give any other person any legal or equitable rights hereunder. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by the Parties hereto without the prior written consent of the other Party; provided that Buyer (and, following the Closing, the Company) shall be permitted, without the consent of the Representative or Sellers, to (a) assign their respective rights and obligations under this Agreement and any of the provisions hereof to (i) an Affiliate of Buyer or the Company, as applicable or (ii) any purchaser of all or substantially all of the equity or assets of Buyer or the Company (or other purchase of all or any portion of Buyer, the Company or their respective businesses, by operation of Law or otherwise) or (b) assign, collaterally assign or otherwise grant a security interest in their respective rights and obligations under this Agreement (in whole but not in part) to any parties providing debt financing for purposes of creating a security interest herein or otherwise assign as collateral in respect of such debt financing.

9.06    Counterparts. This Agreement may be executed in any number of counterparts (including by means of facsimile and electronically transmitted portable document format (pdf) signature pages), each of which shall be an original but all of which together shall constitute one and the same instrument.
9.07    Interpretation; Schedules. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings contained herein and on the Schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the Schedules. Any item or matter required to be disclosed on a particular Schedule pursuant to this Agreement shall be deemed to have been disclosed if information for such item or matter complying with such disclosure requirements is set forth on another Schedule under this Agreement and the applicability of such disclosure to such other Schedule is reasonably apparent on the face of such disclosure. The information contained in the Schedules hereto is disclosed solely for the purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement.
9.08    Governing Law; Interpretation. This Agreement shall be construed in accordance with and governed for all purposes by the internal substantive Laws of Delaware, without reference to the choice of law or conflicts of Law principles thereof, applicable to contracts executed and to be wholly performed within Delaware.
9.09    Forum Selection and Consent to Jurisdiction.
(a)    Any Proceeding against Buyer, the Company, the Sellers or the Representative or arising out of, or with respect to, this Agreement or any judgment entered by any court in respect thereof shall be brought exclusively in the Court of Chancery of the State of Delaware or, in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over any such matter, the United States District Court for the District of Delaware or, in the event that such United States District Court for the District of Delaware also does not have subject matter jurisdiction over such matter, any Delaware State Court sitting in New Castle County, Delaware (the “Designated Courts”), and the Parties hereto accepts and agrees to the exclusive jurisdiction of the Designated Courts for the purpose of any Proceeding.
(b)    In addition, each Party hereto hereby irrevocably (i) waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of any Proceeding arising out of or relating to this Agreement or any judgment entered by any of the Designated Courts, (ii) waives any claim that any Proceeding brought in the Designated Courts has been brought in an inconvenient forum, (iii) agrees not to commence any Proceeding arising out of this Agreement or any transactions contemplated hereby other than in the Designated Courts, and (iv) agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by Law.

9.10    Specific Performance. Each of the Parties agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that Buyer, the Company and the Sellers would be irreparably harmed if any of the provisions of the Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in addition to any other remedy to which a non-breaching Party may be entitled at Law, a non-breaching Party shall be entitled to injunctive relief without the posting of any bond to enforce its rights under or prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof.
9.11    Arm’s Length Negotiations; Drafting. Each Party herein expressly represents and warrants to the other Parties that before executing this Agreement, said Party has fully informed itself of the terms, contents, conditions and effects of this Agreement; said Party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement, which is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel. This Agreement shall be deemed drafted jointly by the Parties and nothing shall be construed against one Party or another as the drafting Party.
9.12    Confidentiality; Publicity.
(a)    The Mutual Non-Disclosure Agreement, by and between the Company and Buyer, executed on July 2, 2020 and July 6, 2020, respectively, is hereby terminated in its entirety.
(b)    Except as may be required by Law (including the rules and regulations of any stock exchange), or as otherwise permitted or expressly contemplated herein, no Party or its respective Affiliates, employees, agents and representatives shall disclose to any third Person the existence of this Agreement or the subject matter or terms hereof without the prior consent of the other Party hereto; provided, however, that the Company and its Affiliates, the Sellers and the Guarantors shall be permitted to disclose such information (a) to its attorneys, advisors, representatives, members or investors and (b) in connection with enforcing its rights under any this Agreement or any other agreement entered into in connection with this Agreement. No press release or public announcement related to this Agreement or the transactions contemplated herein shall be issued or made by any Party without the approval of the other Party, unless required by Law (including the rules and regulations of any stock exchange).
9.13    Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by Law.
9.14    Designation of the Representative.
(a)    Designation. Timothy J. Kippen (the “Representative”) is hereby designated by the Sellers, the Guarantors and the Company to serve as the representative of the Sellers and the Guarantors with respect to the matters expressly set forth in this Agreement to be performed by the Representative.
(b)    Authority. Each of the Sellers and the Guarantors (on their behalf and on behalf of their successors, assigns and heirs) hereby irrevocably appoints the Representative as the agent, proxy and attorney-in-fact for such Person for all purposes of this Agreement, the Escrow Agreement and any other agreement entered into in connection herewith (including the full power and authority on such Person’s behalf) (i) to execute the Escrow Agreement and otherwise to consummate the transactions contemplated herein and therein, (ii) to pay such Person’s expenses incurred in connection with the negotiation and performance of this Agreement, the Escrow Agreement and any other agreement entered into in connection herewith (whether incurred on or after the date hereof), (iii) to disburse any funds received hereunder to each other Seller or Guarantor, as applicable, (iv) to endorse and deliver any certificates or instruments representing the shares of Company Stock and execute such further agreements or instruments of assignment as Buyer shall reasonably request or which the Representative shall consider necessary or proper to effectuate the transactions contemplated by this Agreement, all of which shall have the effect of binding the Sellers and the Guarantors as if such Seller and such Guarantor had personally executed such agreement or instrument, (v) to resolve any adjustments or issues relating to any component of the Cash Payment, (vi) to receive notices and other deliverables hereunder on behalf of such Person, (vii) to execute and deliver on behalf of such Person any amendment or waiver hereto or to any other agreement contemplated hereunder, (viii) to take all other actions to be taken by or on behalf of such Person in connection herewith including under the Escrow Agreement, (ix) to dispute, compromise, settle and pay any claims made in connection with this Agreement or the transactions contemplated hereunder, (x) to retain legal and other professional advisors on behalf of, and at the expense of the Sellers and the Guarantors in connection with its actions hereunder, (xi) to dispense funds from the Escrow Amount (or direct the Escrow Agent to do so) to the Sellers pursuant to the terms of this Agreement and to retain from such funds an amount sufficient to satisfy the reasonable out-of-pocket expenses incurred by the Representative in fulfilling its obligations hereunder, (xii) to make any calculations required under this Agreement (including calculations with respect to the distribution of the Cash Payment), and (xiii) to authorize distribution of the Holdback Amount, and (xiv) to do each and every act and exercise any and all rights which such Person or the Sellers or the Guarantors collectively are permitted or required to do or exercise under this Agreement. Each of the Sellers and the Guarantors agrees that such agency, proxy and attorney-in-fact and all authority granted hereunder are coupled with an interest, are therefore irrevocable without the consent of the Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Person. If, after the execution of this Agreement, any Seller or Guarantor dies, dissolves or liquidates or becomes incapacitated or incompetent, then the Representative is nevertheless authorized, empowered and directed to act in accordance with this Agreement as if that death, dissolution, liquidation, incapacity or incompetency had not occurred and regardless of notice thereof. All decisions and actions by the Representative (to the extent authorized by this Agreement) shall be binding upon all of the Sellers and all of the Guarantors, and no Seller or Guarantor shall have the right to object, dissent, protest or otherwise contest the same.
(c)    Holdback Amount. Each Seller hereby acknowledges and agrees that the Holdback Amount shall be withheld and paid directly to an account maintained by the Representative (or a financial institution selected by the Representative) as a fund for the fees and expenses (including any legal fees and expenses) of the Representative incurred in connection with this Agreement, with any balance of the Holdback Amount not utilized for such purposes to be returned to the Sellers in accordance with their Pro Rata Percentage; provided, however, that in no event shall any portion of the Holdback Amount be returned to the Sellers prior to the final determination of the Cash Payment pursuant to Section 1.05 and the full payment of the amount owed by the Representative to Buyer, if any, pursuant to Section 1.04. In the event that the Holdback Amount shall be insufficient to satisfy the fees and expenses of the Representative, and in the event there are any remaining funds in the Escrow Amount to be distributed to the Sellers immediately prior to the final distribution from the Escrow Amount to the Sellers pursuant to the Escrow Agreement, the Representative shall be entitled to recover any such expenses from the Escrow Amount to the extent of such funds prior to the distribution of funds to the Sellers provided, that in no event shall the Representative be entitled to recover such expenses from the Indemnity Escrow Fund prior to the distribution of the then-remaining Indemnity Escrow Fund, if any, to the Representative or the Sellers, as applicable, pursuant to the Escrow Agreement. The Representative shall be entitled to recover any remaining expenses or amounts directly from the Sellers (based on such Seller’s Pro Rata Percentage).
(d)    Authority; Indemnification. Each Seller and each Guarantor agrees that Buyer shall be entitled to rely on any action taken by the Representative, on behalf of the Sellers or the Guarantors, pursuant to Section 9.14(b) (each, an “Authorized Action”), and that each Authorized Action shall be binding on each Seller and Guarantor as fully as if such Person had taken such Authorized Action. Each Seller and Guarantor hereby severally, for itself only and not jointly, agrees to indemnify and hold harmless the Representative against all expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Representative in connection with any action, suit or proceeding to which the Representative is made a party by reason of the fact it is or was acting as the Representative pursuant to the terms of this Agreement.
(e)    Duties of the Representative. The Representative hereby accepts its obligations under this Agreement. The Representative shall act in good faith and shall make its decisions and take its actions or inactions based on its determination of what is in the best interest of all Sellers and Guarantors (including the Representative) as a group, and not to the advantage or disadvantage of any one or several Sellers or Guarantors. Subject to the Representative’s right to pay expenses reasonably incurred in connection with the negotiation and performance of this Agreement or otherwise to satisfy the reasonable expenses and obligations of the Sellers, the Representative shall promptly disburse to each Seller such Person’s share of any Cash Payment received by the Representative in accordance with the terms of this Agreement. The Representative shall have only the duties expressly stated in this Agreement and the Escrow Agreement, and shall have no other duty, express or implied. The Representative is not, by virtue of serving as Representative, a fiduciary of the Sellers, the Guarantors or any other Person. The Representative, in its capacity as such, has no personal responsibility or liability for any representation, warranty or covenant of the Company.
(f)    Exculpation. The Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Seller or Guarantor. The Representative shall not be liable to any Seller or Guarantor for any action taken or omitted by it or any agent employed by it hereunder or under any other document entered into in connection herewith, except that the Representative shall not be relieved of any liability imposed by Law for fraud or bad faith. The Representative shall not be liable to the Sellers or the Guarantors for any apportionment or distribution of payments made by the Representative in good faith, and, if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Person to whom payment was due, but not made, shall be to recover from other Sellers or Guarantors, as applicable, any payment in excess of the amount to which they are determined to have been entitled. The Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement. Neither the Representative nor any agent employed by it shall incur any liability to any Seller by virtue of the failure or refusal of the Representative for any reason to consummate the transactions contemplated hereby or relating to the performance of its other duties hereunder, except for actions or omissions constituting fraud or bad faith.
(g)    No Fees to or Compensation of the Representative. The Representative shall not be entitled to and shall not charge or collect from the Sellers, the Guarantors or any other Person any fees or other compensation for its services as the Representative under this Agreement. The Representative, however, shall be entitled to reimbursement from the Sellers or the Guarantors, as applicable (based on their Pro Rata Percentage of such expenses), for its reasonable out-of-pocket expenses incurred in connection with its services as the Representative under this Agreement.
(h)    Replacement of the Representative. If the Representative resigns or is otherwise unable or unwilling to serve in such capacity, then the Sellers that held a majority of the Company Stock outstanding on the date hereof will appoint a new Person to serve as the Representative and will provide prompt written notice thereof to Buyer. Until such notice is received, Buyer will be entitled to rely on the actions and statements of the previous Representative.
9.15    Legal Representation. Miller & Shah LLP (“Miller Shah”) has acted as counsel for the Sellers, the Guarantors, the spouses of the Guarantors, and the Company (the “Pre-Closing Clients”) in connection with this Agreement and the transactions contemplated by or related hereto (the “Acquisition Engagement”). Miller Shah has also represented, at or prior to the Closing, the Company in respect of other matters (“Company Engagements”).
(a)    Acquisition Engagement. Only the Pre-Closing Clients shall be considered clients of Miller Shah in the Acquisition Engagement. All communications between the Pre-Closing Clients and Miller Shah in the course of the Acquisition Engagement shall be deemed to be attorney-client confidences that belong solely to the Sellers, the Guarantors and the spouses of the Guarantors (the “Post-Closing Clients”) and not the Company. Accordingly, Buyer shall not have access to any such attorney-client communications, attorney work product, or to the files of Miller Shah relating to the Acquisition Engagement (the “Subject Materials”). Without limiting the generality of the foregoing, upon and after the Closing: (i) the Post-Closing Clients shall be the sole holders of the attorney-client privilege with respect to the Subject Materials, and neither the Company nor Buyer shall be a holder thereof, (ii) the Subject Materials constitute property of the client, only the Post-Closing Clients shall hold such property rights with respect to the Subject Materials, and (iii) Miller Shah shall have no duty whatsoever to reveal or disclose any Subject Materials to the Company or Buyer by reason of any attorney-client relationship between Miller Shah and the Company or otherwise.
(b)    Post-Closing Representation of the Post-Closing Clients Including Matters Relating to the Acquisition. If the Post-Closing Clients so desire, and without the need for any consent or waiver by the Company or Buyer, Miller Shah shall be permitted to represent the Post-Closing Clients after the Closing in connection with any matter arising from the Acquisition

Engagement, including without limitation anything related to the transactions contemplated by this Agreement or any disagreement or dispute relating thereto.
(c)    Cessation of Attorney-Client Relationship With the Company. Upon and after the Closing, the Company shall cease to have any attorney-client relationship with Miller Shah, unless after the Closing Miller Shah is subsequently engaged in writing by the Company to represent it and either such engagement involves no conflict of interest with respect to the Post-Closing Clients or the Representative consents in writing to such engagement. Any such representation of the Company by Miller Shah after Closing shall not affect the provisions of this Section 9.15.
(d)    Consent and Waiver of Conflicts of Interest. The Post-Closing Clients, the Company and Buyer consent to the arrangements in this Section 9.15 and waive any actual or potential conflict of interest that may be involved in connection with any representation by Miller Shah expressly permitted hereunder.
[SIGNATURES APPEAR ON THE FOLLOWING PAGES]

IN WITNESS WHEREOF, the Parties hereto have caused this Stock Purchase Agreement to be duly executed and delivered as of the day and year first above written.

BUYER:

Vishay Precision Group, Inc.

By:    /s/ William M. Clancy
Name:     William M. Clancy
Title:     Executive Vice President and Chief Financial Officer

IN WITNESS WHEREOF, the Parties hereto have caused this Stock Purchase Agreement to be duly executed and delivered as of the day and year first above written.

COMPANY:

Diversified Technical Systems, Inc.

By:    /s/ Stephen D. Pruitt
Name:     Stephen D. Pruitt
Title:     Chief Executive Officer
REPRESENTATIVE:

/s/ Timothy J. Kippen
Timothy J. Kippen

IN WITNESS WHEREOF, the Parties hereto have caused this Stock Purchase Agreement to be duly executed and delivered as of the day and year first above written.

SELLERS:

Pruitt/Larsen Family Trust, dated November 1, 2004

By:    /s/ Stephen D. Pruitt
Name:     Stephen D. Pruitt
Title:    Trustee

By:    /s/ Kirsten M. Larsen
Name:     Kirsten M. Larsen
Title:    Trustee

Beckage Spanier Trust, dated November 18, 2013

By:    /s/ G. Michael Beckage
Name:     G. Michael Beckage
Title:    Trustee

By:    /s/ E. Bridget Spanier
Name:     E. Bridget Spanier
Title:    Trustee

Kippen Frometa Grillo Trust, dated February 27, 2014

By:    /s/ Timothy J. Kippen
Name:     Timothy J. Kippen
Title:    Trustee

By:    /s/ Ileana Frometa Grillo
Name:     Ileana Frometa Grillo
Title:    Trustee

IN WITNESS WHEREOF, the Parties hereto have caused this Stock Purchase Agreement to be duly executed and delivered as of the day and year first above written.

GUARANTORS:

/s/ Stephen D. Pruitt
Stephen D. Pruitt

/s/ G. Michael Beckage
G. Michael Beckage

/s/ Timothy J. Kippen
Timothy J. Kippen